Exhibit 4.4

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of

October 5, 2026,

among

AMC ENTERTAINMENT HOLDINGS, INC.,
as the Borrower

The Lenders Party Hereto,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

-i-

TABLE OF CONTENTS
(Continued)

-ii-

TABLE OF CONTENTS
(Continued)

-iii-

SCHEDULES:

Schedule 1.01(a)	—	Agreed Security Principles
Schedule 1.01(b)	—	Excluded Subsidiaries
Schedule 2.01	—	Commitments
Schedule 3.05	—	Effective Date Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Post-Closing Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Transactions with Affiliates

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Pledge and Security Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	—	Form of Borrowing Request
Exhibit R	—	[Reserved]
Exhibit S	—	Form of Notice of Loan Prepayment

-iv-

SECOND LIEN CREDIT AGREEMENT dated as of October 5, 2026 (this “Agreement”), among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“AMC” or the “Borrower”), the LENDERS party hereto, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as Administrative Agent and Collateral Agent.

WHEREAS, on the Effective Date, AMC intends to enter into that certain Amended and Restated Credit Agreement, dated as of October 5, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among AMC, as the borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent (together with its successors in such capacities, the “First Lien Agent”), under which AMC will borrow the First Lien Term Loan (as defined herein) on the Effective Date;

WHEREAS, on the Effective Date, AMC intends to enter into the 2031 First Lien Notes Indenture (as defined herein) under which it will issue the 2031 First Lien Notes (as defined herein) to the 2031 Holders (as defined herein) party thereto; and

WHEREAS, the Borrower has requested the Lenders to provide Term Loans, which, on the Effective Date shall be in an aggregate principal amount of $1,120,000,000, which shall be used to fund, together with the proceeds of the First Lien Term Loan, the 2031 First Lien Notes and/or cash on balance sheet, (a) the refinancing of the Existing First Lien Term Loans, (b) the refinancing of the Odeon Term Loans, (c) a tender offer and/or redemption in full of the AMC Secured Notes, (d) the redemption in full of the Muvico 1.5L Notes and (e) payment of the Transaction Costs (as defined herein).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Accounting Changes” has the meaning specified in Section 1.04(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition Transaction” means any Investment by the Borrower or any Subsidiary in a Person if as a result of such Investment, (a) such Person becomes a Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Borrower or any Subsidiary, and, in each case, any Investment held by such Person.

“Additional Junior Lien Intercreditor Agreement” means, with respect to any Indebtedness permitted under Section 6.01 that is secured by a Lien on any Collateral that ranks junior to the Lien on such Collateral securing the Secured Obligations (“Permitted Additional Junior Lien Debt”), an intercreditor agreement among one or more junior Security Representative(s) in respect of such Permitted Additional Junior Lien Debt party thereto from time to time, the Collateral Agent, the other senior Security Representative(s) in respect of any Permitted Additional Second Lien Debt or First Lien Obligations, and the applicable Loan Parties party thereto from time to time, providing that, inter alia, the Liens on such Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties) and the other senior Security Representative(s) shall be senior to any Liens on such Collateral in favor of such junior Security Representative(s) (for the benefit of the holders of such Permitted Additional Junior Lien Debt), as such intercreditor agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. Each Additional Junior Lien Intercreditor Agreement (a) shall be based on the terms of the AMC First Lien/Second Lien Intercreditor Agreement or the Centertainment/Odeon First Lien/Intermediate Lien Intercreditor Agreement, as appropriate, each as in effect on the date hereof, (b) shall provide that, following the discharge of all First Lien Obligations, until the discharge of the Secured Obligations (or any Indebtedness incurred to refinance the Secured Obligations), the Collateral Agent (or any Security Representative in respect of Indebtedness incurred to refinance the Secured Obligations) shall be the “controlling collateral agent” (or similar concept) thereunder, and (c) shall otherwise be reasonably acceptable to the Collateral Agent, the Required Lenders and the Borrower.

“Additional Lender” means any Additional Term Lender.

“Additional Second Lien Intercreditor Agreement” means, with respect to any Indebtedness permitted under Section 6.01 that is secured by a Lien on any Collateral that ranks equal to the Lien on such Collateral securing the Secured Obligations (“Permitted Additional Second Lien Debt”), an intercreditor agreement among the Collateral Agent, one or more Security Representative(s) in respect of such Permitted Additional Second Lien Debt party thereto from time to time, and the applicable Loan Parties party thereto from time to time, providing that, inter alia, the Liens on such Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties) shall be pari passu with any Liens on such Collateral in favor of such Security Representative(s) (for the benefit of the holders of such Permitted Additional Second Lien Debt), as such intercreditor agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. Each Additional Second Lien Intercreditor Agreement (a) shall be based on the terms of the AMC First Lien Intercreditor Agreement or the Centertainment/Odeon First Lien Intercreditor Agreement, as appropriate, each as in effect on the date hereof, (b) shall provide that, until the discharge of the Secured Obligations (or any Indebtedness incurred to refinance the Secured Obligations), the Collateral Agent (or any Security Representative in respect of Indebtedness incurred to refinance the Secured Obligations) shall be the “controlling collateral agent” (or similar concept) thereunder, and (c) shall otherwise be reasonably acceptable to the Collateral Agent, the Required Lenders and the Borrower.

“Additional Term Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Term Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21.

“Adjusted Treasury Rate” means, as of the Applicable Premium Trigger Date, (i) the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to such Applicable Premium Trigger Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or the applicable information is not applicable thereon, any publicly available source of similar market data as selected by the Required Lenders in good faith (and notified to the Administrative Agent))) most nearly equal to the period from the Applicable Premium Trigger Date to the Non-Call Period Date (if no maturity is within three (3) months before or after the Non-Call Period Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Applicable Premium Trigger Date, in each case calculated on the third Business Day immediately preceding the Applicable Premium Trigger Date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Administrative Agent” means U.S. Bank, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied or approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent and/or the Collateral Agent, as the context may require and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Fee Letter” means that certain Fee Letter, dated as of the Effective Date, among the Borrower and the Agents.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreed Security Principles” means the agreed security principles attached to this Agreement as Schedule 1.01(a).

“Agreement” has the meaning provided in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Alcohol Management Agreements” means (i) that certain Alcohol Management Agreement, dated as of July 22, 2024, by and among Muvico and American Multi-Cinema, Inc. with respect to the management of certain alcoholic beverage operations in the State of New York at the theatres named therein; (ii) that certain Alcohol Management Agreement, dated as of July 22, 2024, by and among Muvico and American Multi-Cinema, Inc. with respect to the management of certain alcoholic beverage operations in the State of California at the theatres named therein; (iii) those certain Amended and Restated Sublease Agreements, dated as of July 22, 2024, by and among Muvico and an affiliate of American Multi-Cinema, Inc. with respect to the facilities utilized for certain food and beverage operations in the State of Florida at the theatres identified on Schedule II-C to the Management Services Agreement; (iv) those certain Amended and Restated Alcohol Sublease Agreements, dated as of July 22, 2024, by and among Muvico and an affiliate of American Multi-Cinema, Inc. with respect to the facilities utilized for certain alcoholic beverage operations in the State of Texas at the theatres identified on Schedule II-B to the Management Services Agreement, and (v) future agreements substantially similar in form and substance to those specified in clauses (iii) and (iv) above with respect to new theatres located in Florida and Texas, respectively, in each case, as may be amended or modified from time to time.

“AMC” has the meaning specified in the preamble to this Agreement.

“AMC First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of April 24, 2020, among AMC, the other Grantors (solely for this purpose, as defined therein) from time to time party thereto, the First Lien Agent, the 2031 First Lien Notes Agent, the Muvico 2L Notes Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AMC First Lien/Second Lien Intercreditor Agreement” means that certain AMC First Lien/Second Lien Intercreditor Agreement, dated as of the Effective Date, among AMC, the other Grantors (solely for this purpose, as defined therein) from time to time party thereto, the First Lien Agent, the 2031 First Lien Notes Agent, the Muvico 2L Notes Agent, the Collateral Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AMC Grantors” means AMC and each other Loan Party (other than any member of the Muvico Group or the Odeon Group) that has granted, or is required to grant, a Lien on any of its assets to secure the Secured Obligations pursuant to the Security Documents, and “AMC Grantor” means any one of them.

“AMC Secured Notes” means the AMC’s 7.500% Senior Secured Notes due 2029 issued under the AMC Secured Notes Indenture in the original aggregate principal amount of $950,000,000 and any additional notes issued pursuant to the AMC Secured Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the AMC Secured Notes Indenture.

“AMC Secured Notes Indenture” means the Indenture dated as of February 14, 2022, pursuant to which the AMC Secured Notes were issued, between AMC, the guarantors party thereto and CSC Delaware Trust Company (as successor to U.S. Bank Trust Company, National Association), as the trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Ancillary Fees” has the meaning assigned to such term in Section 9.02(b)(x).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Premium” means:

(a)           if the Applicable Premium Trigger Date occurs prior to the three-year anniversary of the Effective Date (the “Non-Call Period Date”), the Make-Whole Amount;

(b)           if the Applicable Premium Trigger Date occurs on or after the Non-Call Period Date but prior to the four-year anniversary of the Effective Date, an amount equal to 5.625% of the aggregate principal amount of (x) the applicable Term Loans (with respect to the repayment, prepayment or other Applicable Premium Trigger Event of Term Loans pursuant to Section 2.11(a)(i)) or (y) all Term Loans outstanding on such date (with respect to any other Applicable Premium Trigger Event), as applicable;

(c)           if the Applicable Premium Trigger Date occurs on or after the four-year anniversary of the Effective Date but prior to the five-year anniversary of the Effective Date, an amount equal to 2.8125% of (x) the applicable Term Loans (with respect to the repayment, prepayment or other Applicable Premium Trigger Event of Term Loans pursuant to Section 2.11(a)(i)) or (y) all Term Loans outstanding on such date (with respect to any other Applicable Premium Trigger Event), as applicable; and

(d)           if the Applicable Premium Trigger Date occurs on or after the five-year anniversary of the Effective Date, $0.

“Applicable Premium Trigger Date” means the date of the occurrence of an Applicable Premium Trigger Event.

“Applicable Premium Trigger Event” means any event, the occurrence of which results in the Applicable Premium becoming due and owing pursuant to the terms of Section 2.11(a)(i) or Section 7.01.

“Applicable Rate” means 11.25% per annum.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Guarantor” means any Subsidiary organized under the laws of an Approved Foreign Jurisdiction (or any political subdivision thereof).

“Approved Foreign Jurisdiction” means each of the United Kingdom, Spain, Germany, Sweden and Finland.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” has the meaning specified in clause (a) of the definition of the term “Prepayment Event.”

“Asset Transfer Agreement” means that certain Asset Transfer Agreement, dated as of July 22, 2024, by and among Muvico, American Multi-Cinema, Inc., and Centertainment (as may be amended or modified from time to time).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent and the Borrower.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of AMC and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of AMC and its consolidated subsidiaries for, the fiscal year ending December 31, 2025.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (b) with respect to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation; and (c) with respect to the United Kingdom, the UK Bail-In Legislation.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, restated or replaced from time to time.

“Bankruptcy Laws” means the Bankruptcy Code, the UK Insolvency Act 1986, Part 26 and Part 26A of the UK Companies Act 2006, the UK Corporate Insolvency and Governance Act 2020, the German Insolvency Code (Insolvenzordnung), the German Stabilization and Restructuring Framework for Companies (StaRUG), the Spanish Insolvency Law, the Swedish Bankruptcy Act, the Swedish Reorganisation Act, Finnish Restructuring of Enterprises Act and the Finnish Bankruptcy Act, and any other federal, state or foreign law (including, without limitation, any law of the United States, England and Wales, Finland, Germany, Spain and/or Sweden) for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, liquidation, conservatorship, assignment for the benefit of creditors, rearrangement, administrative receivership, administration, dissolution, winding-up, suspension of payment, reorganization, restructuring, judicial management, any other marshalling of the assets or liabilities, the appointment of any receiver, liquidator, compulsory manager or administrator, or similar bankruptcy, insolvency, receivership or similar law now or hereafter in effect.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Beneficial Ownership Certification” has the meaning assigned to such term in Section 4.01(k).

“Beneficial Ownership Regulation” has the meaning assigned to such term in Section 9.13.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocking Law” means any provision of EU Regulation (EC) No. 2271/96, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in conjunction with sections 4 and 19 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or any similar applicable blocking or anti-boycott law, regulation or statute in force from time to time.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means Loans of the same Class made on the same date in the same currency.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit Q or such other form as may be reasonably approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Management Obligations” means obligations of the Borrower or any Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds (collectively, “Cash Management Services”), (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing (including Cash Management Services).

“Cash Management Services” has the meaning assigned to such term in the definition of the term “Cash Management Obligations.”

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Centertainment” means Centertainment Development, LLC, a Delaware limited liability company.

“Centertainment First Lien/Second Lien Intercreditor Agreement” means that certain Second Amended and Restated First Lien/Second Lien Intercreditor Agreement, dated as of the Effective Date, among Muvico, Centertainment, AMC, the other Grantors (solely for this purpose, as defined therein) from time to time party thereto, the First Lien Agent, the 2031 First Lien Notes Agent, the Collateral Agent, the Muvico 2L Notes Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Centertainment/Odeon First Lien/Intermediate Lien Intercreditor Agreement” means that certain Centertainment/Odeon First Lien/Intermediate Lien Intercreditor Agreement, dated as of the Effective Date, among Muvico, Centertainment, AMC, the other Grantors (solely for this purpose, as defined therein) from time to time party thereto, the First Lien Agent, the 2031 First Lien Notes Agent, the Collateral Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Centertainment/Odeon First Lien Intercreditor Agreement” means that certain Centertainment/Odeon First Lien Intercreditor Agreement, dated as of the Effective Date, among Muvico, Centertainment, AMC, the other Grantors (solely for this purpose, as defined therein) from time to time party thereto, the First Lien Agent, the 2031 First Lien Notes Agent and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition of beneficial ownership by any Person or group of Voting Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of AMC having a majority of the aggregate votes on the Board of Directors of AMC or (b) Muvico ceasing to be a direct or indirect wholly-owned Subsidiary of AMC.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act,

(i)           “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof,

(ii)          the phrase Person or group shall be as determined within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan,

(iii)         [reserved],

(iv)        a Person or group shall not be deemed to beneficially own Voting Equity Interests (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Equity Interests in connection with the transactions contemplated by such agreement and (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement and

(v)         a Person or group shall not be deemed to beneficially own the Voting Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Change in Law” means

(a)           the adoption of any rule, regulation, treaty or other law after the Effective Date,

(b)           any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or

(c)           the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date;

provided that, notwithstanding anything herein to the contrary,

(i)           any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and

(ii)          any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the Effective Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or Other Term Commitments and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Collateral and Guarantee Requirement” means, at any time, subject in each case to the Agreed Security Principles and the Legal Reservations, the requirement that:

(a)           the Administrative Agent shall have received from

(i)           the Borrower, each Domestic Subsidiary and each Subsidiary Loan Party that is an Approved Foreign Guarantor (in each case, other than an Excluded Subsidiary) either (x) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guaranty, in the form specified therein, duly executed and delivered on behalf of such Person; and

(ii)          the Borrower, each Subsidiary Loan Party that is a Domestic Subsidiary and AMC Theatres of UK Limited either (x) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(b) and (c); in each case under (x) or (y), other than with respect to any Excluded Assets;

(iii)        subject to the Agreed Security Principles, each Subsidiary Loan Party that is an Approved Foreign Guarantor (other than an Excluded Subsidiary and AMC Theatres of UK Limited) either (x) on or prior to the Post-Closing Security Date, a counterpart of the applicable Foreign Security Document duly executed and delivered on behalf of each Approved Foreign Guarantor which is a party thereto (save for Odeon Finco plc, provided that on or prior to the Post-Closing Security Date the Borrower or any of its Subsidiaries shall have taken any step or action to commence the liquidation, winding-up, dissolution, striking-off or other similar process in respect of Odeon Finco plc, it being agreed that, so long as such process is continuing, the commencement of such process shall be sufficient for these purposes and that neither the completion of such process nor any particular stage thereof shall be required on or prior to the Post-Closing Security Date) or (y) in the case of any such Approved Foreign Guarantor that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), an accession deed or joinder to the applicable Foreign Security Document, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under (x) or (y), other than with respect to any Excluded Assets;

(iv)        on or prior to the Post-Closing Security Date, American Multi-Cinema, Inc., a counterpart of the UK Share Charge duly executed and delivered on behalf of it;

(b)           all outstanding Equity Interests of the Borrower and its Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries that are not a Loan Party) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Pledge and Security Agreement or applicable Foreign Security Document (and the Collateral Agent (or a sub-agent or gratuitous bailee for the Collateral Agent pursuant to any Intercreditor Agreement) shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c)           if any Indebtedness for borrowed money of the Borrower or any Subsidiary in an aggregate principal amount of $15,000,000 or more is owing by such obligor to any Loan Party (other than the Odeon Holdco Intercompany Loan), such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)           all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent (or, in the case of any Collateral perfected through possession or control, to a sub-agent or gratuitous bailee for the Collateral Agent pursuant to any Intercreditor Agreement) for filing, registration or recording; and

(e)           the Collateral Agent shall have received, other than in any Approved Foreign Jurisdiction with respect to the Subsidiary Loan Parties that are Approved Foreign Guarantors,

(i)           counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property,

(ii)          a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent) of the Fair Market Value of such Mortgaged Property, as reasonably determined by Borrower and agreed to by the Required Lenders, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a second priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), as the Collateral Agent or the Required Lenders may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (provided, however, in lieu of a zoning endorsement the Collateral Agent shall accept a zoning letter),

(iii)         such affidavits and “gap” indemnifications as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above,

(iv)        a survey of each Mortgaged Property (other than any Mortgaged Property to the extent comprised of condominiums and to the extent the same cannot be surveyed) in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer),

(v)         a completed “Life of Loan” Federal Emergency Management (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations; and

(vi)        such customary legal opinions as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary,

(a)           the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, surveys, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Borrower and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(b)           Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date,

(c)           [reserved],

(d)           no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title,

(e)           no perfection actions shall be required with respect to commercial tort claims with a value less than $15,000,000 and no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $15,000,000,

(f)            other than in any Approved Foreign Jurisdiction with respect to the Subsidiary Loan Parties that are Approved Foreign Guarantors, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries, other than any Approved Foreign Guarantor, and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that, other than in any Approved Foreign Jurisdiction with respect to the Subsidiary Loan Parties that are Approved Foreign Guarantors, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction other than any Approved Foreign Jurisdiction and other than the governing law of the issuer of any pledged equity),

(g)           no actions shall be required to perfect a security interest in letter of credit rights with a value of less than $15,000,000 (other than the filing of UCC financing statements),

(h)           no Loan Party shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters,

(i)            in no event shall the Collateral include any Excluded Assets, and

(j)            (x) no Subsidiary organized under the laws of any Approved Foreign Jurisdiction (including, in each case, their successors) shall be considered a CFC or FSHCO, or be subject to any Section 956 Limitations, and (y) no Loan Party or any of their Subsidiaries shall undertake a restructuring, change in tax status or other similar transaction with the substantial intent to have any Approved Foreign Guarantor (including, any Approved Foreign Guarantor’s assets or its outstanding stock) released by reason of any Section 956 Limitation.

The Collateral Agent (at the direction of the Required Lenders) may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where the Required Lenders determine that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Term Commitment or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Materials” has the meaning specified in Section 5.01.

“Comparable Treasury Issue” means the United States Treasury security selected by the Required Lenders (and notified to the Administrative Agent) as having a maturity comparable to the remaining term from the Applicable Premium Trigger Date to the Non-Call Period Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the Non-Call Period Date.

“Comparable Treasury Price” means, with respect to any Applicable Premium Trigger Date, if clause (ii) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or such lesser number as is obtained by the Required Lenders (and notified to the Administrative Agent), Reference Treasury Dealer Quotations for the Applicable Premium Trigger Date.

“Compensation Expense” means any expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Competitor” means (a) any Person that is engaged in the theatrical exhibition business conducted by the Borrower or its Subsidiaries who is identified in writing by or on behalf of the Borrower (i) to the Administrative Agent and Deutsche Bank on or prior to the Effective Date or (ii) to the Administrative Agent, from time to time on or after the Effective Date and prior to the commencement of any bankruptcy, insolvency proceeding, receivership or other similar proceeding in respect of any Loan Party, and (b) any Affiliate of a Competitor described in the preceding clause (a) that (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Borrower (i) to the Administrative Agent and Deutsche Bank on or prior to the Effective Date, or (ii) to the Administrative Agent from time to time on or after the Effective Date and prior to the commencement of any bankruptcy, insolvency proceeding, receivership or other similar proceeding in respect of any Loan Party; provided that no updates to the list of Competitors shall be deemed to retroactively disqualify any parties that have previously acquired, or agreed to acquire, an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Competitors. Any supplement to the list of Competitors pursuant to clause (a) or (b) above shall be sent by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the Business Day such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Competitors shall operate to disqualify any Person that is already a Lender). The Administrative Agent or the Borrower shall make the list of Competitors available to any Lender or any prospective Lender, upon request by such Lender or prospective Lender, as applicable.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)           total interest expense and, to the extent not reflected in such total interest expense,

(A)           any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments,

(B)            bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(C)            cash dividend payments in respect of preferred stock (including any JV Preferred Equity Interests) and any Disqualified Equity Interests and

(D)            other items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiii) thereof,

(ii)         provision for taxes based on income, including federal, foreign and state income, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including interest related to such taxes or arising from any tax examinations,

(iii)        depreciation and amortization (including amortization of intangible assets, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs),

(iv)        other non-cash charges (including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)         the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income),

(vi)        the amount of payments made to option, phantom equity or profits interest holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and

(vii)       any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), and

(viii)      any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, plus

(b)           any other adjustment (including with respect to the “Attributable EBITDA”) set forth in the “Adjusted EBITDA” for Borrower and its Subsidiaries on a consolidated basis as reported in the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q (or, in either case, any semi-annual, transition or other periodic report, or any successor or comparable form, filed or furnished with the SEC in lieu thereof), as applicable, filed or furnished with the SEC (or, if the Borrower is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the corresponding annual, semi-annual or quarterly financial statements and related information most recently delivered to the Administrative Agent pursuant to Section 5.01), in each case, for such Test Period;

less

(c)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)           the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; provided that,

(I)           there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II)         there shall be

(A)           excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Borrower’s election only when and to the extent such operations are actually disposed of), including any division, product line, theatre, screen or other facility used for operations of the Borrower or any Subsidiary, which was closed for business or disposed of during such period (other than any theatre closed in the ordinary course of business within 120 days of lease expiration) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and

(B)            included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders).

“Consolidated First and Second Lien Debt” means, as of any date of determination, the sum of (without duplication) (a) Consolidated First Lien Debt and (b) Consolidated Second Lien Debt.

“Consolidated First Lien Debt” means, as of any date of determination, the amount of Consolidated Total Debt (including in respect of the Indebtedness under the First Lien Credit Agreement and the 2031 First Lien Notes Indenture) that is secured by unsubordinated Liens (or Liens that are not subordinated to Liens securing other Indebtedness) on any asset or property of AMC or any Subsidiary thereof and all Finance Lease Obligations.

“Consolidated Interest Expense” means the sum of

(a)           cash interest expense (including that attributable to Finance Leases), net of cash interest income, of the Borrower and its Subsidiaries with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus

(b)           the amount of cash dividends or distributions made by the Borrower and its Subsidiaries in respect of JV Preferred Equity Interests and other preferred Equity Interests issued in accordance with Section 6.01(c), but excluding, for the avoidance of doubt,

(i)           amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)          non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging,

(iii)         any one-time cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)        [reserved],

(v)         all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations,

(vi)        any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP,

(vii)       any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(viii)      interest relating to taxes,

(ix)         accretion or accrual of discounted liabilities not constituting Indebtedness,

(x)          any interest expense attributable to a direct or indirect parent entity resulting from push down accounting,

(xi)         any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xii)        any pay-in-kind interest expense or other non-cash interest expenses and

(xiii)       any payments made in respect of any operating leases.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)           extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions, costs incurred in connection with any New Project (including costs incurred in connection with unconsummated theatre acquisitions) and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to the closure or disposition of any theatre or a screen within a theatre, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(b)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c)           Transaction Costs,

(d)           [reserved],

(e)           any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)            any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g)           accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h)           all Compensation Expenses,

(i)            any income (loss) attributable to deferred compensation plans or trusts,

(j)            any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Subsidiary in respect of such investment),

(k)           any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l)            any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)          any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items,

(n)           any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o)           any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities), and

(p)           [reserved].

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any acquisition or Investment consummated prior to (or after) the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received, due or otherwise estimated in good faith to be received from business interruption insurance, liability or casualty events insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder (occurring prior to or after the Effective Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

Notwithstanding anything to the contrary in this definition of “Consolidated Net Income”, other than for purposes of calculating Excess Cash Flow, no adjustment shall be made pursuant to this definition of Consolidated Net Income that is not reflected in the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q (or, in either case, any semi-annual, transition or other periodic report, or any successor or comparable form, filed or furnished with the SEC in lieu thereof), as applicable, filed or furnished with the SEC (or, if the Borrower is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the corresponding annual, semi-annual or quarterly financial statements and related information most recently delivered to the Administrative Agent pursuant to Section 5.01), in each case, for such Test Period.

“Consolidated Second Lien Debt” means, as of any date of determination, the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is (a) not Consolidated First Lien Debt and (b) secured by Liens that are not subordinated to (i) the Liens securing the Secured Obligations or (ii) any Liens securing other Indebtedness that is secured on a pari passu basis with the Liens securing the Secured Obligations, in each case, on any asset or property of AMC or any Subsidiary thereof.

“Consolidated Secured Debt” means, as of any date of determination, Consolidated Total Debt that is secured by a Lien on any Collateral (but excluding any Indebtedness that is subordinated in right of payment to the Loan Document Obligations) and all Finance Lease Obligations.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Finance Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Borrower and its Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any Permitted Acquisition or other Investment).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and not over the period in which Excess Cash Flow is calculated and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by a Loan Party in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt (other than Customary Bridge Loans), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (e) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions, and other than with respect to Customary Bridge Loans) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing).

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Maturity Date at the time such bridge loans are incurred.

“Customary Escrow Provisions” means customary redemption terms in connection with escrow arrangements.

“Customary Exceptions” means (a) customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change-of-control offers or events of default and/or (b) Customary Escrow Provisions.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deutsche Bank” means Deutsche Bank AG New York Branch and its Affiliates, and its or their related funds or accounts, together with any investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by any of them.

“director” has the meaning assigned to such term in the definition of “Board of Directors.”

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means, in the case of the Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that

(i)           an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments,

(ii)          if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability,

(iii)         any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest, and

(iv)        Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of the subsequent extension of the Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time in accordance with Section 1.06 hereof.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Deductions” means, for any period, an amount equal to the sum of:

(a)           without duplication of amounts deducted pursuant to clause (e) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Borrower or the Subsidiaries,

(b)           cash payments by the Borrower and the Subsidiaries during such period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income to the extent financed with internally generated cash flow of the Borrower or the Subsidiaries,

(c)           without duplication of amounts deducted pursuant to clause (e) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower or the Subsidiaries,

(d)           the aggregate amount of expenditures actually made by the Borrower and the Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or the Subsidiaries (other than Investments in Permitted Investments), and

(e)           without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of the Subsidiaries pursuant to binding contract commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (B) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to New Projects, Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or Capital Expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated or made during a subsequent Test Period; provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such Test Period is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) or any repurchase pursuant to Section 9.04(g) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 3.50 to 1.00, 100% of Excess Cash Flow for such fiscal year, (b) equal to or less than 3.50 to 1.00 but greater than 3.00 to 1.00, 50% of Excess Cash Flow for such fiscal year and (c) equal to or less than 3.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 5, 2026, the date on which all conditions precedent set forth in Section 4.01 are satisfied.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, commitment, underwriting or other similar fees payable in connection therewith and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid to all relevant lenders generally; provided that with respect to any Indebtedness that includes a “SOFR floor” or “alternate base rate floor,”

(i)            to the extent that term SOFR (with an interest period of one month) or alternate base rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and

(ii)           to the extent that term SOFR (with an interest period of one month) or alternate base rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (including, subject to the requirements of Section 9.04(g) and (h), as applicable, the Borrower or any of its Affiliates), other than, in each case, a natural person.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to pollution or the protection of the environment, including with respect to the preservation or reclamation of natural resources, Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity-Linked Indebtedness” means Indebtedness incurred in one or more issuances after the Effective Date and on or prior to the date that is 180 days following the Effective Date to refinance, replace or prepay a portion of the Term Loans; provided that:

(a)           such Equity-Linked Indebtedness is convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies (and cash in lieu of fractional shares thereof), either mandatorily or at the option of the holder or issuer thereof;

(b)           the aggregate principal amount of such Equity-Linked Indebtedness, together with the aggregate principal amount of all other Equity-Linked Indebtedness previously issued under this definition, does not exceed (i) 40.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date minus (ii) the aggregate net cash proceeds of Qualified Equity Interests in the Borrower issued in combination with such issuance and all such other issuances of Equity-Linked Indebtedness (the net cash proceeds of which are used to prepay the Loans within 180 days of the Effective Date);

(c)           such Equity-Linked Indebtedness has a final maturity date equal to or later than 91 days after the Maturity Date and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Term Loans issued on the Effective Date;

(d)           the primary obligor in respect of, and/or the Persons (if any) that Guarantee, such Equity-Linked Indebtedness are the Borrower and/or Guarantors in respect of the Term Loans;

(e)           such Equity-Linked Indebtedness may be unsecured or secured, but if such Equity-Linked Indebtedness is secured:

(i)           the Liens securing such Equity-Linked Indebtedness shall be junior in priority to the Lien securing the Secured Obligations;

(ii)          the holders of such Equity-Linked Indebtedness or their authorized representative shall enter into or become party to the relevant Intercreditor Agreement(s); and

(iii)         such Equity-Linked Indebtedness shall not be secured by any assets or property of the Borrower or any Subsidiary that does not secure the Secured Obligations;

(f)            the Effective Yield for such Equity-Linked Indebtedness does not exceed the prevailing Effective Yield in the market for unsecured Indebtedness that is convertible into or exchangeable for Equity Interests of the applicable issuer thereof; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the issuance of such Equity-Linked Indebtedness, together with a reasonably detailed calculation of the Effective Yield for such Equity-Linked Indebtedness, stating that the Borrower has determined in good faith that such Effective Yield satisfies the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which they disagree); and

(g)           other than the terms set forth in clauses (a) through (f), the terms and conditions (excluding interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of such Equity-Linked Indebtedness, taken as a whole, are not materially more favorable to the investors providing such Equity-Linked Indebtedness than the terms and conditions of the Term Loans (except for covenants or other provisions applicable to periods after the Maturity Date) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Equity-Linked Indebtedness, the terms shall not be considered materially more favorable if such financial maintenance covenant or other covenant is either (A) also added for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of such Equity-Linked Indebtedness or (B) only applicable after the Maturity Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the issuance of such Equity-Linked Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Equity-Linked Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which they disagree).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means

(a)           any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived);

(b)           any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived;

(c)           the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)           a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(e)           the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(f)            the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;

(g)           the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or

(h)           the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.12(a).

“Erroneous Payment Recipient” has the meaning set forth in Section 8.12(a).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 8.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)          the sum, without duplication, of:

(i)              Consolidated Net Income for such period,

(ii)             an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii)            decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period,

(iv)           an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v)            extraordinary, non-recurring or unusual cash gains to the extent deducted in arriving at Consolidated Net Income, and

(vi)           cash proceeds in respect of Swap Agreements during such period to the extent not included in arriving at such Consolidated Net Income, less:

(b)          the sum, without duplication, of:

(i)              an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (p) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date),

(ii)             (x) the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Finance Leases and (B) the amount of any mandatory prepayment of Loans (under and as defined in the First Lien Credit Agreement) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (i) all other prepayments of First Lien Term Loan and other Consolidated First Lien Debt and (ii) all prepayments of revolving loans (including Revolving Loans (as defined in the First Lien Credit Agreement as in effect on the Effective Date)) made during such period (other than in respect of any revolving credit facility (excluding Revolving Loans (as defined in the First Lien Credit Agreement as in effect on the Effective Date)) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Subsidiaries and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(iii)            an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(iv)            increases in Consolidated Working Capital and long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue for such period,

(v)            the amount of dividends and distributions paid in cash during such period not prohibited by this Agreement, to the extent that such dividends and distributions were financed with internally generated cash flow of the Borrower or the Subsidiaries,

(vi)           the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(vii)          extraordinary, non-recurring or unusual cash losses to the extent not deducted in arriving at Consolidated Net Income, and

(viii)         cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means

(a)           any fee-owned real property (i) that does not constitute a Material Real Property, (ii) located in a jurisdiction that imposes a mortgage recording tax or similar fee and/or (iii) located in an area determined by FEMA to have special flood hazards,

(b)           all leasehold interests in real property and in the case of any Subsidiary Loan Party that is an Approved Foreign Guarantor, any real property and any interest therein,

(c)           any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction),

(d)           any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction,

(e)           margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) under the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than the Borrower and wholly-owned Subsidiaries,

(f)            the Odeon Holdco Intercompany Loan and the Odeon Share Pledge,

(g)           any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use application under applicable federal law,

(h)           any lease, license or other agreement or any property subject to any of the foregoing (including pursuant to a purchase money security interest or similar arrangement) to the extent permitted to be incurred under the Credit Agreement and each other applicable Loan Document and to the extent that a grant of a security interest therein would (x) violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition or (y) otherwise prevent or prohibit those assets from being subject to legal, valid, binding and enforceable security by reason of any legal requirement,

(i)            Equity Interests (i) in excess of 65% of the Voting Equity Interests of any first-tier CFC of any Loan Party (other than an Approved Foreign Guarantor) and (ii) in excess of 100% of the non-Voting Equity Interests of any first-tier CFC of any Loan Party (in each case, other than an Approved Foreign Guarantor), it being understood that an Approved Foreign Guarantor is not a CFC,

(j)            any asset with respect to which the Borrower has determined in good faith (with the agreement of the Required Lenders) that grant or perfection of a security interest in such asset would reasonably likely result in a material adverse tax consequence to the Borrower and its Subsidiaries,

(k)           [reserved],

(l)            commercial tort claims with a value of less than $15,000,000 and letter-of-credit rights with a value of less than $15,000,000 (except to the extent a security interest therein can be perfected by a UCC filing),

(m)          Vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by a UCC filing),

(n)           any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof (except to the extent a security interest therein can be perfected by a UCC filing),

(o)           any and all assets and personal property owned or held by any Subsidiary that is not a Loan Party,

(p)           Equity Interests of any unlimited company,

(q)           [reserved], and

(r)            any proceeds from any issuance of Indebtedness permitted to be incurred under Section 6.01 that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Permitted Investments set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Permitted Investments prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose.

(s)           Notwithstanding the foregoing, for the purpose of any “floating charge” or other similar all-asset security (other than a Finnish Floating charge), the assets described in clauses (a), (b), (l), (m) and (n) shall not constitute Excluded Assets. A Finnish floating charge will cover substantially all movable assets of any Guarantor incorporated in Finland without any exceptions being capable of being registered on the assets that are covered by the floating charges.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”): (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower, (b) each Subsidiary listed on Schedule 1.01(b), (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, (e) any direct or indirect Foreign Subsidiary (other than Approved Foreign Guarantors), (f) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower that is a CFC, (g) any FSHCO, (h) any Subsidiary (other than any Approved Foreign Guarantor) as to which the Borrower has determined in good faith (with the agreement of the Administrative Agent) that provision of a guaranty of the Loan Document Obligations would reasonably likely result in a material adverse tax consequence to the Borrower and its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), (i) Odeon Finco plc; provided that if on or prior to the Post-Closing Security Date neither the Borrower nor any of its Subsidiaries has taken any step or action to commence the liquidation, winding-up, dissolution, striking-off or other similar process in respect of Odeon Finco plc (or after the Post-Closing Security Date, such process is no longer continuing), then Odeon Finco plc shall cease to be an Excluded Subsidiary on the Post-Closing Security Date (or the date such process is no longer continuing) and the Borrower shall cause it to satisfy the Collateral and Guarantee Requirement and (j) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time. A Subsidiary shall not be an Excluded Subsidiary if, and for so long as, it Guarantees any Indebtedness under the First Lien Credit Agreement or 2031 First Lien Notes Indenture (or any modification, refinancing, refunding, renewal or extension of all or any portion of any such Indebtedness).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(a)           Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by

(i)           a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in such jurisdiction or

(ii)          any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents),

(b)           any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f),

(c)           except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a),

(d)           any U.S. federal withholding Tax imposed pursuant to FATCA, and

(e)           subject to Section 2.17(j), any VAT.

“Existing First Lien Term Loans” means the Existing Term Loans as defined in the First Lien Credit Agreement (as in effect on the Effective Date).

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s-length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreements (and related legislation or official guidance) entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above) and any laws, fiscal or regulatory legislation, rules or practices adopted by a non-U.S. jurisdiction to implement the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.18(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain Fee Letter, dated as of September 21, 2026, between the Borrower and Deutsche Bank.

“Finance Lease Obligation” means an obligation that is a Finance Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be set forth on a balance sheet in accordance with GAAP as in effect on the Effective Date.

“Finance Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on the Effective Date, recorded as finance leases.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First and Second Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First and Second Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“First Lien Agent” has the meaning specified in the recitals to this Agreement, and any successors and assigns in such capacity.

“First Lien Credit Agreement” has the meaning specified in the recitals to this Agreement.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“First Lien Obligations” means any Indebtedness that is secured by a Lien on any Collateral that ranks senior to the Liens that secure the Secured Obligations, including (a) any “Obligations” (as defined in the 2031 First Lien Notes Indenture) in respect of the 2031 First Lien Notes, the 2031 First Lien Notes Indenture and any related notes, collateral documents, letters of credit, guarantees and other documents and (b) any “Loan Document Obligations” (as defined in the First Lien Credit Agreement).

“First Lien Term Loan” means the Term Loan as defined in the First Lien Credit Agreement (as in effect on the Effective Date) and any Permitted Refinancing thereof.

“Fixed Amounts” has the meaning assigned to such term in Section 1.04(f).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g)(A).

“Foreign Security Documents” means, collectively, the UK Security Documents and each other instrument and document governed by the laws of an Approved Foreign Jurisdiction pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrower that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein,

(a)           all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and

(b)           the amount of any Indebtedness or other balance sheet items or income statement items under GAAP with respect to Finance Lease Obligations and any other leases shall be determined in accordance with the definition of Finance Lease Obligations and otherwise in accordance with GAAP as in effect on the Effective Date.

“German Loan Party” means any Loan Party incorporated or established (or, for the purpose of the definition of “Solvent,” having its center of main interests) in Germany.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, the United Kingdom or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, with respect to England & Wales, Companies House (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means collectively, the Subsidiary Loan Parties.

“Guaranty” means the Guaranty among the Loan Parties and the Administrative Agent, dated as of July 22, 2024, substantially in the form of Exhibit C.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means, as of any date of determination, the maximum aggregate principal amount that can be incurred after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities (which shall assume that all such Indebtedness is Consolidated First and Second Lien Debt) and the use of proceeds thereof, on a Pro Forma Basis, without causing (A) in the case of any Incremental Facility secured by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations (without regard to the control of remedies), the First and Second Lien Leverage Ratio to exceed 5.00 to 1.00 for the most recent Test Period then ended, (B) in the case of any Incremental Facility secured by Liens having junior priority to the Liens on the Collateral securing the Secured Obligations, the Secured Leverage Ratio to exceed 5.50 to 1.00 for the most recent Test Period then ended or (C) in the case of any Incremental Facility that is unsecured, the Total Leverage Ratio to exceed 5.50 to 1.00 for the most recent Test Period then ended.

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(f).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(f).

“Indebtedness” of any Person means, without duplication,

(a)           all obligations of such Person for borrowed money,

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable),

(e)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f)            all Guarantees by such Person of Indebtedness of others,

(g)           all Finance Lease Obligations of such Person,

(h)           all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and

(i)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

provided that the term “Indebtedness” shall not include

(i)           deferred or prepaid revenue,

(ii)          purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller,

(iii)         any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto,

(iv)        Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP,

(v)          accrued expenses and royalties,

(vi)         asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and

(vii)       any obligations under any operating leases (as determined under GAAP as in effect on the Effective Date).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Instrument of Contribution” means that certain Instrument of Contribution dated as of July 22, 2024, by and between Muvico and American Multi-Cinema, Inc. (as may be amended or modified from time to time).

“Intellectual Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement dated as of July 22, 2024, by and between American Multi-Cinema, Inc., as assignor, and Muvico, as assignee (as may be amended or modified from time to time in accordance with the provisions of this Agreement).

“Intellectual Property License Agreement” means that certain Intercompany License Agreement dated as of July 22, 2024, by and between Muvico, as licensor, and American Multi-Cinema, Inc., as licensee (as may be amended or modified from time to time in accordance with the provisions of this Agreement).

“Intercompany Agreements” means the Management Services Agreement, the Intellectual Property License Agreement, the Asset Transfer Agreement, the Lease Assignment Agreements, the Intellectual Property Assignment Agreement, the Instrument of Contribution, the Alcohol Management Agreements, the Owned Property Deeds and any agreement related thereto.

“Intercreditor Agreements” means the AMC First Lien Intercreditor Agreement, the AMC First Lien/Second Lien Intercreditor Agreement, the Centertainment First Lien/Second Lien Intercreditor Agreement, the Centertainment/Odeon First Lien/Intermediate Lien Intercreditor Agreement and the Centertainment/Odeon First Lien Intercreditor Agreement, together with any Additional Second Lien Intercreditor Agreement and/or Additional Junior Lien Intercreditor Agreement.

“Interest Payment Date” means with respect to any Term Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of

(a)           the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person,

(b)           a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or

(c)           the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of

(i)          any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof,

(ii)          any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer,

(iii)         any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and

(iv)        any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Person retained.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means any Material Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Subsidiary) that is subordinated in right of payment to the Loan Document Obligations, unsecured, or secured on a junior basis to the Liens securing the Loan Document Obligations; provided, that, for the avoidance of doubt, the Muvico 2L Notes shall not be deemed Junior Financing hereunder.

“JV Preferred Equity Interests” has the meaning assigned to such term in Section 6.01(c).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning provided in Section 1.07.

“LCT Test Date” has the meaning provided in Section 1.07.

“Lease Assignment Agreements” means those certain (a) Master Lease Assignment Agreement dated as of July 22, 2024, by and between American Multi-Cinema, Inc., as assignor, and Muvico, as assignee (as may be amended or modified from time to time in accordance with the provisions of this Agreement) and (b) each other Lease Assignment and Assumption Agreement dated as of July 22, 2024, by and between American Multi-Cinema, Inc., as assignor, and Muvico, as assignee (as may be amended or modified from time to time).

“Legal Reservations” means (a) the application of relevant debtor relief laws, (b) general principles of equity and/or principles of good faith and fair dealing, (c) any principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, pre-insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, (d) any time barring of claims under applicable limitation laws and defenses of acquiescence, set off or counterclaim and any possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, (e) any principle that in certain circumstances Liens granted by way of fixed security may be re-characterized as being floating security or that Liens purported to be constituted as an assignment may be re-characterized as a charge, (f) any principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty or prohibited interest-on-interest and thus void, (g) any principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (h) any principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which such Lien has purportedly been created; (i) the accessory nature of certain Liens governed by relevant local laws, (j) the principle that a court may not give effect to any parallel debt provisions, covenants to pay any collateral agent or other similar provisions, (k) the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted, (l) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment, (m) the principle that in certain circumstances pre-existing Liens purporting to secure an additional facility, further advances or any facility following a structural adjustment may be void, ineffective, invalid or unenforceable, (n) similar principles, rights and defenses under the laws of any relevant jurisdiction, and (o) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent or the Collateral Agent in connection with this Agreement or any other Loan Document.

“Lender Advisor” means Willkie Farr & Gallagher LLP, as counsel to Deutsch Bank.

“Lenders” means the Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit Facility” means the letter of credit facility pursuant to that certain Continuing Agreement for Standby Letters of Credit dated March 15, 2024 among AMC and Citibank, N.A. or any other letter of credit facility in replacement thereof or in addition thereto.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security transfer, any extended retention of title arrangement, land charge (Grundschuld) encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any Acquisition Transaction or any other acquisition or Investment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means

(a)           the due and punctual payment by the Borrower of

(i)          the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency proceeding, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and

(ii)          all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency proceeding, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding),

(b)           the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and

(c)           the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency proceeding, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, the Guaranty, the Pledge and Security Agreement, the Intercreditor Agreements, the other Security Documents, the Agent Fee Letter, the Fee Letter, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, the Accepting Lenders and the Borrower, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means the Borrower, the Subsidiary Loan Parties and any other Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Make-Whole Amount” means, with respect to any Term Loan on any relevant Applicable Premium Trigger Date, the present value at the Applicable Premium Trigger Date of the sum of: (a) the amount of all required remaining scheduled interest payments due in respect of such Term Loan to but excluding the Non-Call Period Date (and excluding accrued and unpaid interest to the Applicable Premium Trigger Date, but, for the avoidance of doubt, if the Non-Call Period Date is not an Interest Payment Date, including all interest that would have accrued from the Interest Payment Date immediately preceding the Non-Call Period Date to but excluding the Non-Call Period Date), plus (b) the Applicable Premium pursuant to clause (b) of the definition of “Applicable Premium” as if such Term Loans were prepaid on the Non-Call Period Date, computed using a discount rate equal to the Adjusted Treasury Rate; provided that, in the event that, at any one time on or prior to the date that is 180 days after the Effective Date, the Borrower, at its option, uses the net cash proceeds of one or more issuances of Qualified Equity Interests in the Borrower or Equity-Linked Indebtedness (or any combination thereof) received by the Borrower after the Effective Date to voluntarily prepay Term Loans in an aggregate principal amount not to exceed the lesser of (a) the aggregate amount of all such net cash proceeds and (b) 40.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date, the Make-Whole Amount with respect to the applicable Term Loans so prepaid shall be an amount equal to (i) if the aggregate principal amount of the applicable Term Loans is less than or equal to 25.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date, 3.75% of the aggregate principal amount of the applicable Term Loans so prepaid; (ii) if the aggregate principal amount of the applicable Term Loans is greater than 25.0% but less than or equal to 30.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date, 4.50% of the aggregate principal amount of the applicable Term Loans so prepaid; (iii) if the aggregate principal amount of the applicable Term Loans is greater than 30.0% but less than or equal to 35.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date, 5.00% of the aggregate principal amount of the applicable Term Loans so prepaid; or (iv) if the aggregate principal amount of the applicable Term Loans is greater than 35.0% but less than or equal to 40.0% of the aggregate principal amount of Term Loans outstanding on the Effective Date, 5.75% of the aggregate principal amount of the applicable Term Loans so prepaid.

“Management Services Agreement” means that certain Management Services Agreement, dated as of July 22, 2024, by and among Muvico, Centertainment and American Multi-Cinema, Inc. (as may be amended or modified from time to time).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means (a) any First Lien Obligations or (b) any Indebtedness for borrowed money (other than the Loan Document Obligations), Finance Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the greater of (a) $143,000,000 and (b) 23% of Consolidated EBITDA for the most recently ended Test Period at such time. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Property” means any individual asset or group of assets owned by the Borrower or any Guarantor that is, in the good faith determination of the Borrower, material, individually or in the aggregate, to the ongoing operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Real Property” means, as of any date of determination, each fee owned parcel of real property (including freehold real property located in the United Kingdom) owned by a Loan Party having a book value equal to or in excess of $15,000,000. For the purpose of determining the relevant value under this Agreement with respect to clause (a) of the preceding sentence, such value shall be determined as of (x) the Effective Date for real property owned as of the Effective Date, (y) the date of acquisition for real property acquired after the Effective Date or (z) the date on which the entity owning such real property becomes a Loan Party after the Effective Date, in each case as reasonably determined by the Borrower.

“Material Subsidiary” means (a) each wholly-owned Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or Consolidated Total Assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or Consolidated Total Assets, as applicable, of the Borrower for such quarter.

“Maturity Date” means October 5, 2033.

“MFN Protection” has the meaning assigned to such term in Section 2.20(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in a form reasonably agreed between the Borrower and the Administrative Agent.

“Mortgaged Property” means each parcel of Material Real Property and the improvements thereon with respect to which (a) a Mortgage has been granted prior to the Effective Date and (b) a Mortgage shall be granted pursuant to Section 5.11 and Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Muvico” means Muvico, LLC, a Texas limited liability company.

“Muvico 1.5L Notes” means the Senior Secured Notes due 2029 issued pursuant to the Muvico 1.5L Notes Indenture (i) in an initial aggregate principal amount of $856,964,000, (ii) any additional notes issued after July 24, 2025 pursuant to the Muvico 1.5L Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as such initial Muvico 1.5L Notes.

“Muvico 1.5L Notes Indenture” means the Indenture dated as of July 24, 2025, pursuant to which the Muvico 1.5L Notes were issued, between Muvico, Centertainment, AMC, the guarantors party thereto and CSC Delaware Trust Company, as the initial trustee and collateral agent (the “Muvico 1.5L Notes Agent”), as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Muvico 2L Notes” means the 6.00%/8.00% Cash/PIK Toggle Senior Secured Notes due 2030 issued pursuant to the Muvico 2L Notes Indenture in the original aggregate principal amount of $414,433,523 and any additional notes issued after July 22, 2024 and prior to the Effective Date pursuant to the Muvico 2L Notes Indenture which have terms (other than interest rate, series, issuance price, issuance date, and title) which are the same as such initial Muvico 2L Notes.

“Muvico 2L Notes Agent” has the meaning set forth in the definition of “Muvico 2L Notes Indenture”.

“Muvico 2L Notes Indenture” means the Indenture dated as of July 22, 2024 pursuant to which the Muvico 2L Notes were issued, between Muvico, the guarantors party thereto and GLAS Trust Company LLC, as the initial trustee and collateral agent (the “Muvico 2L Notes Agent”), as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Muvico Group” means Centertainment and its Subsidiaries and AMC Theatres of UK Limited, together.

“Net Proceeds” means, with respect to any event,

(a)           the proceeds received in respect of such event in cash or Permitted Investments, including

(i)           any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received,

(ii)          in the case of a casualty, insurance proceeds that are actually received and

(iii)         in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus

(b)           the sum of

(i)           all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees),

(ii)          in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding),

(A)           any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any Subsidiaries receives cash in an amount equal to the amount of such reduction,

(B)            the amount of all payments that are permitted hereunder and are made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event,

(C)            the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower and its Subsidiaries as a result thereof and

(D)            the amount of any liabilities directly associated with such asset and retained by the Borrower or its Subsidiaries and

(iii)         the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” means (a) each facility, theatre or other project which is either a new facility, a new theatre or an expansion, renovation, relocation, remodeling or other improvement or modernization of an existing theatre or facility owned by the Borrower or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Call Period Date” has the meaning set forth in the definition of “Applicable Premium”.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit S or such other form as may be reasonably approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Odeon” means AMC UK Holding Limited.

“Odeon Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of April 17, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Odeon Finco plc, as the borrower, Odeon Cinemas Group Limited, as the company, the lenders party thereto and U.S. Bank Trust Company, National Association, as the administrative agent and security agent.

“Odeon Group” means AMC UK Holding Limited and its Subsidiaries.

“Odeon Holdco” means AMC EMEA Holdings, LLC, a Delaware limited liability company.

“Odeon Holdco Intercompany Loan” means the $200,000,000 promissory note issued by Odeon Holdco to Muvico, dated as of July 22, 2024, secured by a pledge of 100% of the Equity Interests of Odeon owned by Odeon Holdco from time to time (the “Odeon Share Pledge”).

“Odeon Share Pledge” has the meaning assigned to such term in the definition of the term “Odeon Holdco Intercompany Loan”.

“Odeon Term Loans” means the Term Loans (as defined in the Odeon Credit Agreement), to the extent outstanding on the Effective Date immediately prior to giving effect to the Transactions.

“OFAC” has the meaning assigned to such term in the definition of “Sanctioned Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any corporation that is a UK Subsidiary, its certificate of incorporation, articles of association and memorandum of association (if applicable).

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(h).

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes (other than VAT, which, for the avoidance of doubt, is dealt with under Section 2.17(j)) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or Loan Modification Agreement.

“Owned Property Deeds” has the meaning ascribed to such term in the Asset Transfer Agreement.

“Parallel Debt” means any “parallel debt” or similar provisions applicable to secured debt under any Intercreditor Agreement or any other Loan Document.

“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Requirements” means the delivery of physical possession, making or procuring of the appropriate registrations, filings, endorsements, notarizations, stampings and/or notifications of the Security Documents or the security interest created thereunder and any other actions or steps, necessary in any jurisdiction in order to create, perfect or enforce any Collateral or the Security Documents or to achieve the relevant priority expressed therein (including payment of any associated fees, costs or expenses).

“Permitted Acquisition” means an Acquisition Transaction; provided that (a)(i) any assets acquired in connection with a Permitted Acquisition shall constitute Collateral securing the Loan Document Obligations and (ii) any Subsidiary acquired in connection with a Permitted Acquisition shall become a Guarantor hereunder, in each case, in accordance with Sections 5.11 and 5.12, (b) the Person or assets acquired shall be engaged in, or used or useful in, a Similar Business and (c) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, applicable to all, or any portion of, the Loans and/or Commitments of any Class of the Accepting Lenders and, providing for (a) an extension of a maturity date and/or (b) a change in the Applicable Rate (including any “MFN” provisions) with respect to the Loans and/or Commitments of the Accepting Lenders and/or (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (d) any call protection with respect to the Loans and/or commitments of the Accepting Lenders (including any “soft call” protection), and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer); provided, that for the avoidance of doubt, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating any Permitted Amendment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Borrower or a Subsidiary and another Person.

“Permitted Encumbrances” means:

(a)           Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)           Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business and consistent with past practices;

(e)           easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)            Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)           Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)           rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(i)            Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(j)            Liens arising out of conditional sale, title retention (including extended retention of title (verlängerter Eigentumsvorbehalt)), consignment or similar arrangements for the sale of goods in ordinary course of business;

(k)           Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement due to sections 22, 204 of the German Transformation Act (UmwG) or of a termination of a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) pursuant to section 303 of the German Stock Corporation Act (Aktiengesetz);

(l)            Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to bank accounts held in Germany;

(m)          Liens arising by operation of law under a lease in favor of the relevant third party landlord (including but not limited to any landlord’s pledge (Vermieterpfandrecht)); and

(n)           Liens given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV) or pursuant to section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung).

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Subsidiary:

(a)           dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan, Pesos or such other currencies held by it from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)           repurchase agreements and reverse repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)            investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)           auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s and maturing within six months of the date of acquisition (or with interest rates or dividend yields that are re-set at least every 35 days);

(l)            qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity;

(m)          with respect to any Foreign Subsidiary:

(i)          obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein,

(ii)          certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and

(iii)         the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(n)           investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior basis with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Term Loans), (iii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Security Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s). Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that

(a)           the principal amount (or accreted value, if applicable) thereof does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 and Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made;

(b)           other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to clauses (ii)(A), (v), (vii), (xix), (xxvi) and (xxvii) of Section 6.01(a), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans);

(c)           if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended;

(d)           if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (xviii), (xxii), (xxiv), (xxviii) or (xxxii), (i) the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant or other covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which it disagrees) and (ii)  the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended;

(e)           if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are consensual Liens that are secured by the Collateral, then the holders of such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension or their authorized representative shall enter into or become party to the relevant Intercreditor Agreement(s);

(f)            the Liens securing Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be of the same priority level as the existing Lien securing the Indebtedness being modified, refinanced, refunded, renewed or extended; and

(g)           such Indebtedness shall not be secured by any assets or property of the Borrower or any Subsidiary that does not secure the Indebtedness being modified, refinanced, refunded, renewed or extended unless such assets or property constitute Collateral (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) (other than with respect to proceeds of such Indebtedness that are subject to an escrow or other similar arrangement and any related deposit of cash or cash equivalents to cover interest and premium in respect of such Indebtedness).

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on an equal priority basis (but without regard to control of remedies) with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Term Loans), (iii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Security Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower that

(a)           is expressly subordinated to the prior payment in full in cash of the Secured Obligations on terms and conditions no less favorable, in any material respect, to the Lenders than the terms and conditions set forth in the 2027 Senior Subordinated Note Indenture,

(b)           will not mature prior to the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness is incurred,

(c)           has no scheduled amortization or payments of principal prior to the Latest Maturity Date as of the date such Indebtedness is incurred, and

(d)           has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope on the Borrower and its Subsidiaries, taken as a whole, than those set forth in the 2027 Senior Subordinated Note Indenture.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person),

(a)           such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and

(b)           without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Term Loans), (ii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning assigned to such term in clause (e) of the definition of the term “ECF Deductions”.

“Platform” has the meaning specified in Section 5.01.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement among the Borrower, each other Loan Party and the Collateral Agent, dated as of the Effective Date, substantially in the form of Exhibit D.

“Post-Closing Security Date” means the date that is ninety (90) days (or such later date as the Administrative Agent may reasonably agree) after the Effective Date.

“Prepayment Event” means:

(a)           any sale, transfer or other Disposition of any property or asset of the Borrower or any of its Subsidiaries pursuant to clauses (j) and (k) of Section 6.05 other than any Dispositions resulting in aggregate Net Proceeds in any fiscal year not exceeding the greater of $62,000,000 and 10% of Consolidated EBITDA in the case of any single transaction or series of related transactions (each such event, an “Asset Sale Prepayment Event”); or

(b)           the incurrence by the Borrower or any of the Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt and Other Term Loans resulting from a Refinancing Amendment) or permitted by the Required Lenders pursuant to Section 9.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any Test Period, any adjustments to Consolidated EBITDA made in accordance with clauses (b) and (c) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that

(a)           to the extent applicable, the Pro Forma Adjustment shall have been made and

(b)           all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant:

(i)          income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction,

(A)           in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Subsidiaries, shall be excluded, and

(B)            in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or any New Project shall be included,

(ii)         any retirement of Indebtedness, and

(iii)          any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any eight full consecutive quarter period immediately following the disposal of any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within such eight quarter period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.01.

“Purchasing Borrower Party” means the Borrower or any subsidiary of the Borrower.

“Qualified Equity Interests” means Equity Interests in the Borrower or any parent of the Borrower other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Required Lenders (and notified to the Administrative Agent) that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Applicable Premium Trigger Date, the average, as determined by the Required Lenders (and notified to the Administrative Agent), of the bid and asked prices for the Comparable Treasury Issue with respect to the Term Loans, expressed in each case as a percentage of its principal amount, quoted in writing to the Required Lenders (and notified to the Administrative Agent) by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the Applicable Premium Trigger Date.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Relevant Governmental Body” means the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB, or any successor thereto.

“Required Additional Debt Terms” means, with respect to any Indebtedness,

(a)           except with respect to Customary Bridge Loans and Indebtedness incurred pursuant to Section 6.01(a)(xxxii), such Indebtedness does not mature earlier than the Latest Maturity Date,

(b)           such Indebtedness shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans,

(c)           such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date (it being understood that the Borrower and the Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable),

(d)           such Indebtedness is not guaranteed by any entity that is not a Loan Party,

(e)           such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations, (ii) is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and the Borrower),

(f)            such Indebtedness, if in the form of term loans secured by Liens having an equal priority relative to the Liens on the Collateral securing the Secured Obligations, shall be subject to the MFN Protection, and

(g)           the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith; provided, that the Required Lenders may elect not to add any of such covenants hereto, or (ii) only applicable after the Latest Maturity Date at such time); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required lenders) notifies the Borrower within such five (5) Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which it disagrees).

“Required First Lien Debt Terms” means, with respect to any Indebtedness:

(a)            such Indebtedness is not guaranteed by any entity that is not a Loan Party, and

(b)            such Indebtedness (i) is not secured by any assets not securing the Secured Obligations, (ii) is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (as defined in the First Lien Credit Agreement, as in effect on the date hereof).

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50.0% of the aggregate outstanding Term Loans and unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority or, with respect to any financial institution other than an EEA Financial Institution or a UK Financial Institution, any public administrative authority (including any delegatee) having responsibility for the resolution of such financial institution.

“Responsible Officer” means the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers, licenses or otherwise disposes of any property, real or personal or any lease, rental or similar arrangement, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctioned Country” means, at any time, a country or territory that is (or has been since April 24, 2019) itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government controlled Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the target of applicable Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, described in clauses (a) through (c).

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom or His Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Section 956 Limitation” shall mean any exclusion or limitation on an entity being jointly liable, providing guarantees, pledging its assets, engaging in any repayment or repatriation transaction or on the pledge of equity interests issued by such entity (for example, any 65% limitation), in each case, as a result of such entity being a non-U.S. entity, a CFC or FSHCO (or, in each case, a Subsidiary thereof) or any material adverse tax, cost, or burden resulting under Section 956 of the Code or similar law or regulation in any applicable jurisdiction.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Secured Obligations” means the Loan Document Obligations.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and the Collateral Agent, and (c) the permitted successors and assigns of each of the foregoing.

“Security Documents” means the Pledge and Security Agreement, the Foreign Security Documents, the Mortgages, and each other security agreement, intellectual property security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations.

“Security Representative” means, with respect to other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Sold Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solvent” means

(a)            the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities,

(b)            the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities,

(c)            the Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions are a going concern and have sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity,

(d)            for the period from the date hereof through the Latest Maturity Date, the Borrower and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity and

(e)            with respect to any German Loan Party, that any such Person is neither unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung), nor is over indebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

“Spanish Civil Code” means the Royal Decree of 24 July 1889 approving the Spanish civil code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil), as amended, restated or replaced from time to time.

“Spanish Civil Procedural Law” means the Spanish Law 1/2000 of 7 January 2000 on procedural law (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended, restated or replaced from time to time.

“Spanish Commercial Code” means the Spanish Royal Decree of 22 August 1885, publishing the Commercial Code (Real Decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended, restated or replaced from time to time.

“Spanish Companies Law” means Spanish Royal Legislative Decree 1/2010, of 2 July, approving the Spanish Companies Act (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended, restated or replaced from time to time.

“Spanish Insolvency Law” means the consolidated text of the Spanish Insolvency Law (Ley Concursal) approved by Royal Legislative Decree 1/2020, of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended, restated or replaced from time to time.

“Spanish Loan Party” means a Loan Party incorporated or established under the laws of Spain.

“Spanish Public Document” means a documento público, being either an escritura pública or a póliza intervenida, as relevant, within the meaning of Article 1,216 of the Spanish Civil Code and Articles 143, 144 and 319 of the Spanish Civil Procedural Law.

“Spanish Royal Law Decree 5/2005” means Spanish Royal Law Decree 5/2005 of 11 March, on urgent reforms to encourage, among others, productivity and improve public procurement (Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso a la productividad y para la mejora de la contratación pública), as amended, restated or replaced from time to time.

“Spanish Security Document” means each Spanish law governed Security Document, including, without limitation: (i) the deed (póliza) of pledge over the shares in Cinesa granted by UCIAL and UCI Multiplex, as pledgors; (ii) the deed (póliza) of pledge over credit rights arising from bank accounts granted by Cinesa, as pledgor; and (iii) the deed (póliza) of pledge over credit rights arising from agreements granted by Cinesa, as pledgor.

“Spanish Treaty State” means a jurisdiction having a double taxation agreement in force with Spain (a “Spanish Treaty”) which makes provision for full exemption from Tax imposed by Spain on payments made by a Spanish Guarantor to the corresponding Lender.

“Specified Buy-Back Indebtedness” means any Indebtedness that is Indebtedness permitted under Section 6.01; provided that:

(a)            such Indebtedness has a final maturity date equal to or later than 91 days after the Maturity Date and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Term Loans issued on the Effective Date;

(b)            the primary obligor in respect of, and/or the Persons (if any) that Guarantee, such Indebtedness are the Borrower and/or Guarantors in respect of the Term Loans;

(c)            such Indebtedness may be unsecured or secured, but if such Indebtedness is secured:

(i)            the Liens securing such Indebtedness shall be junior in priority to the Lien securing the Secured Obligations;

(ii)           the holders of such Indebtedness or their authorized representative shall enter into or become party to the relevant Intercreditor Agreement(s); and

(iii)          such Indebtedness shall not be secured by any assets or property of the Borrower or any Subsidiary that do not secure the Secured Obligations.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Indebtedness” has the meaning assigned to such term in Section 9.02(b)(x).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that no entity shall cease to be a subsidiary of any parent solely as a result of such parent transferring all or any portion of the voting interests in such entity if such parent retains any of the non-voting interests in such entity or otherwise directly or indirectly holds a majority of the economic interests in such entity.

“Subsidiary” means any subsidiary of AMC.

“Subsidiary Loan Party” means (a) each Subsidiary that is a party to the Guaranty and (b) any other Domestic Subsidiary or Approved Foreign Guarantor of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Pledge and Security Agreement (or, in the case of an Approved Foreign Guarantor, an accession deed or joinder to any Foreign Security Document) and a supplement to the Guaranty, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means

(a)            any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b)            any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender on the Effective Date, its Commitment. As of the Effective Date, the total Term Commitment is $1,120,000,000.

“Term Lender” means a Lender with an outstanding Term Loan.

“Term Loan” means the Term Loans provided by the Term Lenders on the Effective Date.

“Termination Date” means the date on which (a) all Commitments shall have been terminated and (b) all Loan Document Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2026.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transaction Costs” means any fees or expenses incurred or paid by, or attributable to, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the issuance of the Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, including the execution of the Loan Documents, (b) the refinancing of the Existing First Lien Term Loans, (c) the refinancing of the Odeon Term Loans, (d) the tender offer and/or redemption in full of the AMC Secured Notes, (e) the redemption in full of the Muvico 1.5L Notes, (f) the transactions contemplated by the First Lien Credit Agreement, (g) the transactions contemplated by the 2031 First Lien Notes Indenture and (h) the payment of fees and expenses incurred in connection with the foregoing.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Debenture” means the English law governed debenture to be entered into by the relevant Approved Foreign Guarantors (other than AMC Theatres of UK Limited) and the Administrative Agent for the benefit of the Secured Parties.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means the UK Debenture, the UK Share Charge and each other instrument and document governed by the laws of England and Wales pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“UK Share Charge” means the English law governed share charge to be entered into by American Multi-Cinema, Inc. and the Administrative Agent, in respect of the shares owned in Odeon for the benefit of the Secured Parties.

“UK Subsidiary” means any Subsidiary of the Borrower incorporated or established under the laws of England and Wales.

“United Kingdom”, “U.K.” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“Up-Tiering Transaction” means any exchange (or any transaction specifically designed to circumvent Section 6.12 but contemporaneously achieve the same effect as an exchange) of any existing Indebtedness of the Borrower or any of its Subsidiaries (the “Existing LMT Debt”) with any other Indebtedness of the Borrower or any of its respective Subsidiaries (the “New LMT Debt”) in a transaction that is not for a bona fide business purpose and instead specifically designed to “uptier” holders of such Existing LMT Debt on a non-pro rata basis into contractually or structurally senior New LMT Debt to the Existing LMT Debt.

“U.S. Bank” has the meaning specified in the preamble to this Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(2)(C).

“VAT” means (a) any value added tax imposed by the United Kingdom Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b), or imposed elsewhere.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of the Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation; and (c) in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

“2027 Senior Subordinated Note Indenture” means the Indenture dated as of March 17, 2017 pursuant to which the 2027 Senior Subordinated Notes were issued between AMC, the guarantors party thereto and U.S. Bank National Association, as the trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“2027 Senior Subordinated Notes” means AMC’s 6.125% Senior Subordinated Notes due 2027 issued pursuant to the 2027 Senior Subordinated Note Indenture.

“2031 First Lien Notes” means AMC’s 8.875% First Lien Notes due 2031 issued under the 2031 First Lien Notes Indenture in the aggregate outstanding principal amount as of the Effective Date (after giving effect to the Transactions) of $2,000,000,000.

“2031 First Lien Notes Indenture” means the Indenture dated as of the Effective Date, pursuant to which the 2031 First Lien Notes were issued, between AMC, the guarantors party thereto and GLAS Trust Company LLC, as trustee and as notes collateral agent (the “2031 First Lien Notes Agent”), as amended, supplemented or otherwise modified and in effect from time to time.

“2031 Holders” means the holders from time to time of the 2031 First Lien Notes.

Section 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”).

Section 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the word “or” shall be inclusive.

Section 1.04        Accounting Terms; GAAP; Certain Calculations.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except to the extent otherwise provided herein.

(b)            Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement, Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio, the Secured Leverage Ratio, or the First Lien Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(c)            [Reserved].

(d)            In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Secured Leverage Ratio, or the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(e)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any First and Second Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.07), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(f)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision in any covenant (including any constituent definition thereof) of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any First and Second Lien Leverage Ratio test, any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any First and Second Lien Leverage Ratio test, any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.05        Effectuation of Transactions. All references herein to the Borrower and its subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06        Currency Translation; Rates.

(a)            Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the spot rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (acting at the direction of the Required Lenders) may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b)            [Reserved].

Section 1.07        Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of any financial ratio;

(ii)           determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)          testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.08        Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.09        [Reserved].

Section 1.10        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.11        Swedish Terms. In this Agreement or any other Loan Document, where it relates to an entity incorporated or organized under the laws of Sweden:

(a)            A reference to:

(i)            its “organizational documents” include its articles of association (bolagsordning) and certificate of registration (registreringsbevis) issued by the Swedish Companies Registration Office (Bolagsverket), as in force from time to time;

(ii)           a “composition”, “compromise”, “assignment” or similar arrangement with any creditor includes a företagsrekonstruktion, konkursförfarande, or ackordsuppgörelse under the Swedish Bankruptcy Act (konkurslag (1987:672)) (as amended, restated or modified from time to time, “Swedish Bankruptcy Act”) or the Swedish Reorganisation Act (lag (2022:964) om företagsrekonstruktion) (as amended, restated or modified from time to time, “Swedish Reorganisation Act”) (as the case may be);

(iii)            a “compulsory manager”, “receiver”, “liquidator” or “administrator” includes a konkursförvaltare, företagsrekonstruktör or likvidator under Swedish law;

(iv)          “gross negligence” means grov vårdslöshet under Swedish law;

(v)           a “guarantee” includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependent on the debt to which it relates;

(vi)          “merger” or “consolidation” includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (Aktiebolagslagen (2005:551)) (“Swedish Companies Act”);

(vii)         a “reorganization”, “reorganisation” or “demerger” includes any contribution of part of its business in consideration of shares (apport) and any demerger (delning or fission) implemented in accordance with Chapter 24 of the Swedish Companies Act

(viii)        a “winding-up”, “liquidation”, “administration” or “dissolution” includes a frivillig likvidation or a tvångslikvidation under Chapter 25 of the Swedish Companies Act;

(ix)          an “insolvency” includes that such entity is the subject of a konkurs under the Swedish Bankruptcy Act, a företagsrekonstruktion under the Swedish Reorganisation Act or a tvångslikvidation under Chapter 25, Section 10 of the Swedish Companies Act; and

(x)            a “suspension of payment” includes any betalningsinställelse.

(b)            Each reference to Lien governed by Swedish law shall be interpreted as a reference to Lien governed by Swedish law and/or perfected in accordance with Swedish law.

(c)            Any obligation of any entity incorporated or organized in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent. Specifically, if any entity incorporated or organized in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (a “Swedish Law Beneficiary”), the Swedish Obligated Party shall hold such money as agent for such Swedish Law Beneficiary on a separate account in accordance with the Swedish Act of 1944 in respect of assets held on account (lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to such Swedish Law Beneficiary or as such Swedish Law Beneficiary may direct.

(d)            Any transfer by novation in accordance with the Loan Documents, shall, as regards to any Lien governed by Swedish law and obligations owed by a Loan Party incorporated in Sweden, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Lien.

(e)            Each transfer and/or assignment by a Lender shall include a proportionate part of the security interests granted under the relevant Lien governed by Swedish law, together with a proportionate interest in the relevant Lien governed by Swedish law.

(f)             In relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated or organized in Sweden will always be subject to Swedish law and in particular to, but not limited to, the procedure set forth in the Swedish Bankruptcy Act, the Swedish Reorganisation Act and the Swedish Companies Act.

(g)            Notwithstanding anything to the contrary in any Loan Document, and without prejudice to any limitations contained in any of the Loan Documents, the obligations and liabilities of any Loan Party incorporated or organized in Sweden shall, in respect of obligations under any Loan Document owed by parties other than itself or its wholly-owned subsidiaries, be limited if (and only if) required by an application of the provisions of the Swedish Companies Act in force from time to time regulating unlawful distribution of assets and transfer of value (Chapter 17, Section 1-4 (or its equivalent from time to time) of the Swedish Companies Act) or unlawful financial assistance (including prohibited loans) (Chapter 21, Sections 1-5 (or its equivalent from time to time) of the Swedish Companies Act) and it is understood that the obligations and liabilities under the Loan Documents of any Loan Party incorporated or organized in Sweden only apply to the extent permitted by the above-mentioned provisions of the Swedish Companies Act.

Section 1.12        Spanish Terms.

(a)            In this Agreement, where it relates to an entity incorporated or established in Spain, a reference to:

(i)            an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly. For the purposes of Spanish law, the Parties reciprocally acknowledge and confirm that any amendment to this Agreement shall constitute, and shall be construed as, a non-extinctive amendment (novación modificativa no extintiva) of the obligations contemplated in this Agreement and will not have extinctive effects (efectos extintivos) on such obligations;

(ii)           “control” has the meaning provided under section 42 of the Spanish Commercial Code.

(iii)          “composition” or “arrangement” or similar arrangement with any creditor includes, without limitation, the celebration of a convenio de acreedores or plan de reestructuración for the purposes of Spanish Insolvency Law, any notice to a competent court pursuant to article 585 et seq. of the Spanish Insolvency Law, any arrangement agreement or compromise to obtain a release or stay of its current indebtedness and among others, any restructuring plan within the meaning of Articles 614 et seq of the Spanish Insolvency Law;

(iv)          the “organizational documents” of a company includes any up-to-date memorandum of association, public deed of incorporation, articles of association, articles of incorporation, by-laws and/or statutes or, alternatively, literal registry excerpts (certificaciones literales) obtained from the Spanish Commercial Registries containing its up-to-date corporate information and (restated) articles of association (estatutos sociales);

(v)           “director” includes an administrador único, an administrador mancomunado, an administrador solidario, any type of consejero and a consejero delegado;

(vi)          “guarantee” includes any guarantee (fianza), letter of credit or performance bond (aval), joint and several guarantee (garantía solidaria) and a first demand guarantee (garantía a primer requerimiento);

(vii)         “gross negligence” means culpa grave;

(viii)        a “winding-up”, “liquidation”, or “dissolution” includes, without limitation, a liquidación, disolución (including falling into any of the categories set out in Article 363 of the Spanish Companies Law)

(ix)           “concurso”, “administration”, “insolvency proceeding” or “insolvency” means procedimiento concursal, concurso as defined in the Spanish Insolvency Law or any of its directors or any third party carries out any action aiming to the declaration of insolvency (concurso), including, without limitation, any solicitud de inicio del procedimiento de concurso or petition filed under articles 585 et seq. of the Spanish Insolvency Law (comunicación de inicio de negociaciones con acreedores) or 635 et seq of the Spanish Insolvency Law (homologación de planes de reestructuración) of the Spanish Insolvency Law, or any similar situation under the Spanish corporate, commercial and civil law regulation;

(x)            liabilities and/or obligations that have “matured” include, without limitation, any claim that is due and payable (crédito líquido, vencido y exigible);

(xi)           a “liquidator”, “trustee”, “custodian”, “sequestrator”, “compulsory manager”, “conservator”, “receiver”, “administrative receiver”, “administrator” or similar officer includes, without limitation, mediador concursal, experto en reestructuraciones, administrador concursal, administrador judicial, liquidador or any other person performing the same function and appointed as a result of any proceedings described in paragraphs above;

(xii)          a “lien”, “collateral”, “security” or “security interest” includes any hipoteca inmobiliaria, hipoteca mobiliaria, derecho real de prenda (con o sin desplazamiento posesorio), any financial collateral (garantía financiera pignoraticia) in accordance with Spanish Royal Decree-Law 5/2005, and, in general, any in rem security (derecho real), agreement or arrangement having a similar effect and any transfer of title by way of security;

(xiii)         a “merger” includes any “fusión” implemented in accordance with the Royal Decree-Law 5/2023, of 28 June (Real Decreto-ley 5/2023, de 28 de junio, por el que se adoptan y prorrogan determinadas medidas de respuesta a las consecuencias económicas y sociales de la Guerra de Ucrania, de apoyo a la reconstrucción de la isla de La Palma y a otras situaciones de vulnerabilidad; de transposición de Directivas de la Unión Europea en materia de modificaciones estructurales de sociedades mercantiles y conciliación de la vida familiar y la vida profesional de los progenitores y los cuidadores; y de ejecución y cumplimiento del Derecho de la Unión Europea.) and, without limitation, any other operation which entails a universal succession (sucesión universal de patrimonio);

(xiv)        “set off rights” would include to the extent legally possible the rights to set-off or compensate under Spanish Royal Decree-Law 5/2005;

(xv)         “willful misconduct” means dolo; and

(xvi)        any power, faculty, authority and/or appointment that is vested to the Administrative Agent, the Collateral Agent, or any other secured party under the Secured Obligations from time to time shall be deemed to be made with express faculties to self-contract (autocontratar), sub-empower, multi-represent even if it involves acting with a conflict of interest.

Section 1.13        German Terms. In this Agreement or any other Loan Document, where it relates to (i) an entity incorporated or established in Germany or having its center of main interests (as that term is used in Article 3(1) of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended) in Germany (including, for the avoidance of doubt, any German Loan Party) or (ii) any Lien governed by German law or over assets located in Germany, and unless a contrary intention appears:

(a)            A reference to:

(i)            its “constitutional documents” or “organizational documents” include its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), a recent electronic excerpt from the competent commercial register (elektronischer Abdruck aus dem Handelsregister) and, as applicable, its list of shareholders (Gesellschafterliste) (each as filed with the competent commercial register) and any by-laws or rules of procedure (Geschäftsordnungen);

(ii)           a “director”, “officer” or “manager” of a company includes any statutory legal representative (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including, with respect to a person incorporated or established in Germany, any managing director (Geschäftsführer), any member of the management board (Vorstand) and any authorized representative (Prokurist);

(iii)          “Germany” refers to the Federal Republic of Germany;

(iv)          a “guarantee” includes any guarantee (Garantie), surety (Bürgschaft), any indemnity and any joint and several (gesamtschuldnerisch) or independent obligation (unabhängiges Schuldversprechen), in each case within the meaning of German law;

(v)           a “merger” or “consolidation” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other(s);

(vi)          a “security interest”, “security” or “Lien” includes a mortgage (Hypothek), a land charge (Grundschuld) (including any security purpose declaration (Sicherungszweckerklärung)), a pledge (Pfandrecht), an assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and any (extended or expanded) retention of title arrangement ((verlängerter/erweiterter) Eigentumsvorbehalt);

(vii)         a “share” includes partnership interests;

(viii)        in relation to any Lien or other security rights or security assets governed by German law or located in Germany, “trust”, “trustee” or “on trust” shall be construed as Treuhand, Treuhänder or treuhänderisch, respectively;

(ix)           a “custodian”, “liquidator”, “trustee in bankruptcy”, “receiver”, “administrator”, “compulsory manager”, “examiner”, “assignee”, “sequestrator” or “supervisor” (in each case whether provisional, interim or permanent) or other similar officer includes an insolvency administrator (Insolvenzverwalter), an interim insolvency administrator (vorläufiger Insolvenzverwalter), a custodian (Sachwalter), an interim custodian (vorläufiger Sachwalter) and a restructuring officer (Restrukturierungsbeauftragter); provided that, where a person already appointed in any such capacity assumes another such capacity due to a change of the status of the proceedings under German law, this shall not constitute a new appointment;

(x)            a “winding up”, “administration”, “liquidation” or “dissolution” includes insolvency proceedings (Insolvenzverfahren), the rejection of the opening of insolvency proceedings for lack of assets (Abweisung mangels Masse) and measures and proceedings under the German Stabilization and Restructuring Framework for Companies (StaRUG);

(xi)           a “moratorium” includes, without limitation, protective shield proceedings (Schutzschirmverfahren), insolvency plan proceedings (Insolvenzplanverfahren) and measures and proceedings under the StaRUG;

(xii)          a person being “insolvent” or “bankrupt” includes that person being in a state of illiquidity (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung – “InsO”) or in a state of overindebtedness (Überschuldung) within the meaning of section 19 InsO, and a person being “unable to pay its debts” includes that person being in a state of illiquidity (Zahlungsunfähigkeit) within the meaning of section 17 InsO;

(xiii)         a “step” or “procedure” taken in connection with insolvency proceedings means, in relation to an entity to which German insolvency law applies, that entity being subject to a filing for the opening of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in sections 17 to 19 InsO, including, for the avoidance of doubt, a filing for preliminary self-administration proceedings (vorläufige Eigenverwaltung) or protective shield proceedings (Schutzschirmverfahren) pursuant to sections 270a to 270d InsO, or to measures and proceedings under the StaRUG;

(xiv)        commencement of “bankruptcy” or “insolvency” includes the opening of insolvency proceedings (Eröffnung des Insolvenzverfahrens), the rejection of the opening of insolvency proceedings for lack of assets (Abweisung mangels Masse) and measures and proceedings under the StaRUG; and

(xv)         seeking (other than on a solvent basis) a “reorganization”, “arrangement”, “adjustment”, “proposal” or “composition” includes the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) and measures and proceedings under the StaRUG.

(b)            Where a German translation of a word or phrase appears in this Agreement or any other Loan Document, the German translation and the underlying German law legal concept shall prevail over the English word or phrase to which it relates.

Section 1.14        Finnish Terms. In this Agreement or any other Loan Document, where it relates to an entity incorporated or organized under the laws of Finland:

(a)            A reference to:

(i)            its “organizational documents” include its articles of association (yhtiöjärjestys) and trade register extract (kaupparekisteriote) issued by the Finnish Patent and Registration Office (Patentti- ja rekisterihallitus), as in force from time to time;

(ii)           a “composition”, “assignment” or similar arrangement with any creditor includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (Fi: konkurssilaki, 120/2004, as amended) (the “Finnish Bankruptcy Act”) or the Finnish Restructuring of Enterprises Act (Fi: laki yrityksen saneerauksesta, 47/1993, as amended) (the “Finnish Restructuring of Enterprises Act”), as the case may be;

(iii)          a “compulsory manager”, a “receiver”, “liquidator” or an “administrator” includes a pesänhoitaja, selvittäjä or selvitysmies under Finnish law, as applicable;

(iv)          “gross negligence” means törkeä huolimattomuus under Finnish law;

(v)           a “guarantee” includes any takuu under Finnish law which is independent from the debt to which it relates and any takaus under Finnish law which is accessory to or dependant on the debt to which it relates.

(vi)          “merger” includes any sulautuminen implemented in accordance with Chapter 16 of the Finnish Companies Act

(vii)         “demerger” includes any jakautuminen implemented in accordance with Chapter 17 of the Finnish Companies Act; and

(viii)        an “insolvency” includes such entity being subject to konkurssimenettely under the Finnish Bankruptcy Act (Fi: konkurssilaki, 120/2004, as amended) or yrityssaneeraus under the Finnish Restructuring of Enterprises Act (Fi: laki yrityksen saneerauksesta, 47/1993, as amended), as the case may be;

(ix)           a “winding up”, “liquidation”, “administration” or “dissolution” includes a purkaminen, selvitystila or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended);

(b)            Any obligation for an entity incorporated in Finland to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent. If any entity incorporated or organized in Finland (being a “Finnish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Finnish Beneficiary”), the Finnish Obligated Party shall hold such money as agent for the Finnish Beneficiary in a separate account and shall promptly pay or transfer the same to the Finnish Beneficiary or as the Finnish Beneficiary may direct.

(c)            In relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Finland will always be subject to Finnish law and in particular to but not limited to the procedure set forth in the Finnish Bankruptcy Act, the Finnish Reorganisation Act and the Finnish Companies Act.

(d)            Any transfer by novation in accordance with the Loan Documents shall be deemed to take effect as an assignment (siirto) and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of any security interests granted.

ARTICLE II

THE CREDITS

Section 2.01        Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Term Loans to the Borrower denominated in dollars on the Effective Date in an aggregate principal amount as set forth opposite such Lender’s name on Schedule 2.01 hereto. Amounts repaid or prepaid in respect of the Term Loans may not be re-borrowed.

Section 2.02        Loans and Borrowings.

(a)            Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)            Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            [Reserved].

(d)            Upon the effectiveness of this Agreement, interest shall begin to accrue on the full amount thereof as of such date. Once repaid, the Term Loans may not be reborrowed.

Section 2.03        Requests for Borrowings. To request a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery to the Administrative Agent of a Borrowing Request. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time, three  (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (provided that in respect of Term Loan Borrowing to be made on the Effective Date, such Term Loan Borrowing may be conditioned upon the consummation of the Transactions) and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day; and

(iii)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        [Reserved].

Section 2.05        [Reserved].

Section 2.06        Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 1:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)            Obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

Section 2.07        [Reserved].

Section 2.08        Termination of Commitments. The Commitments shall immediately and automatically terminate upon the funding of the Term Loans on the Effective Date.

Section 2.09        Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender on the Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)            Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by such Lender and approved by the Borrower.

Section 2.10        [Reserved].

Section 2.11        Prepayment of Loans.

(a)            (i) The Borrower shall have the right (and no Lender may decline to receive) at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the immediately succeeding proviso); provided, that with respect to (x) each voluntary prepayment under this Section 2.11(a)(i), (y) a mandatory prepayment as a result of clause (b) of the definition of “Prepayment Event” or (z) any mandatory assignments in accordance with Sections 2.24(c) or 9.02(c), in each case, whether the relevant payment, prepayment or refinancing, as applicable, occurs before or after an Event of Default pursuant to Sections 7.01(h) or (i) or an acceleration of the Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, an amount equal to the Applicable Premium with respect to the applicable Term Loans paid, prepaid or refinanced.

(ii)           Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A)           The Borrower shall have the right to make a voluntary prepayment of Term Loans in cash at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment with respect to any Class unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment with respect to such Class as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)           (1)           Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent and the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that

(I)              any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis,

(II)            any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)           the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)           each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)            Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Term Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify:

(I)              the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)            each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and

(III)           each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)            (1)          Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that

(I)             any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis,

(II)            any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)           the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)           each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Term Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify:

(I)              the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)            each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date,

(III)           each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and

(IV)           if applicable, each Identified Participating Lender of the Discount Range Proration.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1)         Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that

(I)             any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis,

(II)            any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section),

(III)           the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV)           each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.

The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)            The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D)). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify:

(I)              the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid,

(II)            each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date,

(III)           each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and

(IV)           if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)            In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)            If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Auction Agent’s office in dollars and in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)             Each of the Borrower and the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)            The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

Notwithstanding anything to the contrary, the provisions of this Section 2.11(a)(ii) shall permit any transaction permitted by such section to be conducted on a Class by Class basis and on a non-pro rata basis across Classes (but not within a single Class), in each case, as selected by the Borrower.

(b)            [Reserved].

(c)            Subject to Section 2.11(i), in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower or any of its Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 360 days after receipt of such Net Proceeds in the business of the Borrower or any of its Subsidiaries (including any acquisitions or other Investment permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 360 day period (or if committed to be so invested within such 360 day period, have not been so invested within 540 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Borrowings to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(d)            Subject to Section 2.11(i), following the end of each fiscal year of AMC, commencing with the fiscal year ending December 31, 2027, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that (A) at the Borrower’s option, such amount shall be reduced by the sum of: (i) the aggregate amount of voluntary prepayments of (x) First Lien Term Loans during such fiscal year or after such fiscal year and prior to the time such prepayment is due as provided below, (y) other Consolidated First Lien Debt, and (z) the Term Loans and any Permitted Additional Second Lien Debt (provided that, in each of the foregoing clauses (x), (y) and (z), (1) any such reduction as a result of a prepayment or repurchase below par shall be limited to the actual amount of such cash prepayment or repurchase, and (2) in the case of the prepayment of any revolving commitments, there is a corresponding reduction in the commitments in respect thereof), excluding, in each case, all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests and (ii) the ECF Deductions with respect to such fiscal year and (B) no prepayment shall be required under this Section 2.11(d) unless the amount thereof (after giving effect to the foregoing clause (A)) would equal or exceed $50,000,000 for the most recently ended Test Period. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)            Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section (including in the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding, which shall be applied pro rata across each Class); provided, that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Offer for any Borrowing of Other Term Loans, any Lender that holds Other Term Loans of the Borrower) may elect, by notice to the Administrative Agent in writing (by hand delivery or other approved electronic transmission) at least three (3) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Borrowing pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Borrowing but was so declined may be retained by the Borrower and the Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional and mandatory prepayments of Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings as directed by the Borrower.

(f)            The Borrower shall notify the Administrative Agent of any prepayment hereunder by delivering a written Notice of Loan Prepayment; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received not later than 11:00 a.m., New York City time, ten (10) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum principal amount of $1,000,000 (unless the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) otherwise agree), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)            Notwithstanding any other provisions of Section 2.11(c) or (d),

(A)            to the extent that (x) any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) or (y) any prepayment of Excess Cash Flow by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(d) are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, and

(B)            to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow by a Foreign Subsidiary would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable.

(h)            Notwithstanding anything herein to the contrary but subject to Section 2.11(i), if, at the time that any prepayment would be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event) or 2.11(d), the Borrower is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow on a pro rata (or less than pro rata) basis to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that

(1)            the portion of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow shall be allocated in accordance with the terms hereof), and the amount of the prepayment, repurchase or repayment of the Other Applicable Indebtedness that would have otherwise been required pursuant to this Section 2.11 shall be reduced accordingly and

(2)            to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied in accordance with the terms hereof (without giving effect to this Section 2.11(h)).

(i)            Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event) or 2.11(d), the Borrower is required to repay or repurchase (or offer to repay or repurchase) any First Lien Obligations pursuant to the terms of the documentation governing such First Lien Obligations with the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow, then no prepayment shall be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event) or 2.11(d) unless all commitments in respect of such First Lien Obligations have been terminated and such First Lien Obligations have been paid in full, except, in each case, with respect to the portion (if any) of any proceeds giving rise to such mandatory prepayment under Section 2.11(c) or 2.11(d) of the First Lien Credit Agreement (or equivalent provisions under any other documentation governing any other First Lien Obligations) that has been declined by the applicable lenders or holders thereunder in accordance with the applicable terms of the First Lien Credit Agreement or such other documentation.

Section 2.12        Fees and Certain Other Payments.

(a)            All fees payable hereunder shall be paid on the dates due, in dollars and in immediately available funds, to the Administrative Agent for distribution. Fees paid hereunder shall not be refundable under any circumstances.

(b)            The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, in each case for its own account, an agency fee and such other amounts payable in the amounts and at the times (including fees payable on the Effective Date) separately agreed upon between the Borrower and the Administrative Agent pursuant to the Agent Fee Letter.

(c)            The Borrower agrees to pay all premiums, fees and other amounts to the applicable Lenders in the amount and at the times (including amounts payable on the Effective Date) separately agreed as between the Borrower and Deutsche Bank and set forth in the Fee Letter.

Section 2.13        Interest.

(a)            The Loans shall bear interest at the Applicable Rate.

(b)            [Reserved].

(c)            Notwithstanding the foregoing, during the continuance of an Event of Default under clause (a), (b), (h) or (i) of Section 7.01, all outstanding principal amounts of each Loan and any fee or other amount payable by the Borrower hereunder that is not paid when due shall bear interest at a rate per annum equal to 2.00% per annum plus the Applicable Rate (including, without limitation, for the purposes of Article 317 of the Spanish Commercial Code).

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)            Any interest accruing under Section 2.13(c) shall be also considered as procedural default interest (interés de mora procesal) for the purposes of Article 576.1 of the Spanish Civil Procedural Law (or such other similar provision as may replace it in the future).

(f)             All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14        [Reserved].

Section 2.15        Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)            impose on any Lender or the applicable market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement made by such Lender therein; or

(iii)          subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the actual cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under. Notwithstanding the foregoing, this paragraph (a) will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b)            If any Lender determines that any Change in Law regarding liquidity or capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity or capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16        [Reserved].

Section 2.17        Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) a Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)            Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)            The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt or certificate issued by such Governmental Authority evidencing such payment (or for Spanish tax law purposes, in which case any Spanish Loan Party shall also issue the corresponding withholding tax certificate), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)             Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit any payments to such Lender to be made without, or at a reduced rate of, withholding or (ii) as will enable a Loan Party or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(1)            Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)            Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)           two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)            two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, P-2, P-3 and P-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)            to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(f) if such beneficial owner were a Lender, as applicable (provided that if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)            two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provisions of this clause (f), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(g)            If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable, and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.

(h)            Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(f).

(i)             Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)             In respect of VAT:

(1)            All amounts expressed to be payable under a Loan Document by a party to this Agreement to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to (I) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party to this Agreement under a Loan Document and such party is required to account to the relevant tax authority for the VAT, such party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party must promptly provide an appropriate VAT invoice to such party).

(I)              If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Receiving Party”) under a Loan Document, and any party to this Agreement other than the Receiving Party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiving Party in respect of that consideration): (a) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Party must (where (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiving Party receives from the relevant tax authority which the Receiving Party reasonably determines relates to the VAT chargeable on that supply; and (b) (where the Receiving Party is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Receiving Party, pay to the Receiving Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(2)            Where a Loan Document requires any party to this Agreement to reimburse or indemnify a Secured Party for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it (or any group, or a representative member of a group, of which that Party is a member) is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(3)            Any reference in this Section 2.17(j) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to such party or the relevant group or unity (or fiscal unity) of which such party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(4)            In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by such Secured Party, such party must promptly provide such Secured Party with details of such party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

Section 2.18        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time), on the date when due, in dollars and in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all payments of accrued interest payable on a Loan shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and

(ii)           the provisions of this paragraph shall not be construed to apply to

(A)           any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement,

(B)            any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or

(C)            any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.19        Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)            If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, or (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that

(A)           the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed,

(B)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(C)            the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and

(D)            in the case of any such assignment resulting from a claim for compensation under Section 2.15, payment required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20        Incremental Credit Extension.

(a)            The Borrower or any Subsidiary Loan Party may at any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, by prior written notice (which such notice shall set forth the material terms of such Incremental Facilities (including whether such Incremental Facilities are intended to be fungible with any other Class or type of Loan)) to the Administrative Agent request one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans” or the “Incremental Facilities”); provided that, subject to Section 1.07, after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan is made or effected, no Event of Default shall have occurred and be continuing or would result therefrom (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, which shall be subject to no Event of Default under clause (a), (b), (h) or (i) of Section 7.01). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities incurred after the Effective Date shall not at the time of incurrence of any such Incremental Facilities (and after giving effect to such incurrence) exceed the Incremental Cap at such time (calculated in a manner consistent with the definition of “Incremental Cap”).

(b)            Each Incremental Facility shall comply with the following clauses (A) through (F):

(A)          the maturity date of any Incremental Facility shall not be earlier than the Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans,

(B)          the pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to clause (A), the maturity and amortization schedule for any Incremental Facility shall be determined by the Borrower and the applicable Additional Lenders,

(C)           (i)             the Incremental Facilities shall be secured solely by the Collateral on an equal and ratable basis (or a junior basis, subject to the relevant Intercreditor Agreement(s)) with the Secured Obligations or unsecured, and

(ii)             no Incremental Facility shall be guaranteed by entities other than the Guarantors or the Borrower,

(D)          the terms and provisions (other than upfront fees) of any Incremental Facility shall be the same as the Term Loans (except to the extent such differing terms (which shall be more favorable to the Lenders as determined in good faith by the Administrative Agent) are conformed (or added) in this Agreement for the benefit of the Term Loans pursuant to an amendment thereto (with no consent of the Lenders being required)); provided that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such financial maintenance covenant or other covenant is (1) also added for the benefit of any existing Loans or (2) only applicable after the Latest Maturity Date; provided, further, that a certificate of a Responsible Officer shall be delivered to the Administrative Agent certifying that the requirements of this Section 2.20 have been satisfied and complied with, on which the Administrative Agent may conclusively rely without inquiry or liability.

(E)           such Incremental Facility may be provided in any currency as mutually agreed among the Administrative Agent, the Borrower and the applicable Additional Lenders; provided that, with respect to any Incremental Facility that (1) is secured by the Collateral and ranks equal in priority of right of security and payment with the Term Loans (but without regard to the control of remedies), (2) is incurred prior to the 12 month anniversary of the Effective Date and (3) is in the form of term loans (but not debt securities), in the event that the Effective Yield for any Incremental Facility is greater than the Effective Yield for the Term Loans by more than 0.50% per annum, then the Effective Yield for the Term Loans shall be increased to the extent necessary so that the Effective Yield for the Term Loans is equal to the Effective Yield for the Incremental Facility minus 0.50% per annum (the “MFN Protection”), and

(F)           each Incremental Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $10,000,000, if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(c)            [Reserved].

(d)            [Reserved].

(e)            Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans.

(f)             Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment (provided that no Lender shall be obligated to provide any loans or commitments under any Incremental Facility unless it so agrees), if any, each additional Lender, if any, and the Administrative Agent. Incremental Term Loans shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable (including changing the amortization schedule or extending the call protection of existing Term Loans in a manner required to make the Incremental Term Loans fungible with such Term Loans), in the reasonable opinion of the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making of a Loan thereunder) pursuant to such Incremental Facility Amendment may be subject to the satisfaction of such additional conditions as the parties thereto shall agree. The Borrower and any Subsidiary may use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.

(g)            Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.21        Refinancing Amendments.

(a)            At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Term Commitments, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify the Lenders as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Lenders providing the Credit Agreement Refinancing Indebtedness, the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b)            Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.22        [Reserved].

Section 2.23        [Reserved].

Section 2.24        Loan Modification Offers.

(a)            At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with this Section 2.24). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)            A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent and the Accepting Lenders in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Required Lenders, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c)            If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, by written notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)            No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)            Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01        Organization; Powers. The Borrower and each Subsidiary is (a) duly organized, incorporated or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdictions) in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02        Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to the Legal Reservations, the Perfection Requirements and applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04        Financial Condition; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated subsidiaries, as applicable, as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b)            Since the Effective Date, there has been no Material Adverse Effect.

Section 3.05        Properties.

(a)            Each of the Borrower and each Subsidiary has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            As of the Effective Date after giving effect to the Transactions, Schedule 3.05 contains a true and complete list of each Material Real Property.

Section 3.06        Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Subsidiary will become subject to any Environmental Liability.

Section 3.07        Compliance with Laws and Agreements. Each of the Borrower and each Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08        Investment Company Status. None of the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09        Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10        ERISA.

(a)            Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)            Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c)            With respect to each German pension scheme, the Borrower and each of its German Subsidiaries have complied at any time with the terms and conditions of such pension schemes and all statutory requirements in relation to such schemes including, where applicable, the establishment of book reserves to the maximum extent permitted by law, the full funding of, or full payments to, any kind of pension fund (Pensionsfonds), occupational pension fund (Pensionskasse), benevolent fund (Unterstützungskasse), direct insurance (Direktversicherung) contract or pension liability reinsurance (Rückdeckungsversicherung) contract and the payment of contributions to the pension insolvency insurance (Pensionssicherungsverein) in full when due. Each of the pensions of pensioners of the Borrower or any of its Subsidiaries which is a German pension scheme has at all times been paid out in full and increased, without any suspension in full or in part, to the extent required by the applicable pension schemes and by statutory requirements.

Section 3.11        Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and together with the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2025) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.12        Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary.

Section 3.13        Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary owns, licenses or possesses the right to use all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02, and, without conflict with the rights of any Person. The Borrower or any Subsidiary does not, in the operation of its businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of the Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14         Solvency. On the Effective Date, after the consummation of the Transactions to occur on or about the Effective Date, the Borrower and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

Section 3.15         Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) and “Designated Senior Debt” (or any comparable term) (if applicable) under and as defined in the documentation governing any Junior Financing.

Section 3.16         Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.17         Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Effective Date to consummate the Transactions and pay the Transaction Costs.

Section 3.18         PATRIOT Act, Sanctions, FCPA and UK Bribery Act.

(a)            The Borrower and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Sanctioned Person, or in any Sanctioned Country, or (ii) any other transaction that will result in a violation by any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise of applicable Sanctions.

(b)            The Borrower and its Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or the United Kingdom Bribery Act 2010. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the FCPA and any other applicable anti-corruption laws.

(c)            None of the Borrower or the Subsidiaries is currently engaged in activities in violation of or has, in the past three years, committed a violation of applicable Sanctions, Title III of the USA Patriot Act or the FCPA or the United Kingdom Bribery Act 2010 or any applicable anti-money laundering Laws.

(d)            None of the Borrower, the Subsidiaries, any director, officer, employee or, to the knowledge of the Borrower, agent of any Loan Party or other Subsidiary, in each case, is, or since April 24, 2019, has been a Sanctioned Person.

(e)            The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

(f)             The representation in this Section 3.18 shall not be given to or by any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of, or would result in a breach by that person of or conflict with, any applicable Blocking Law.

(g)            The representations and warranties set forth in this Section 3.18 shall not be given to the extent that they would violate or expose any Loan Party or any of its directors, officers or employees to any liability under any applicable Blocking Law.

Section 3.19         Centre of Main Interests and Establishments. To the extent that a Loan Party is incorporated in the European Union or the United Kingdom, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as amended, the “Regulation”) or any equivalent legislation or regulation in the United Kingdom (“Equivalent Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation or as that term or analogous term is used in any Equivalent Regulation) is situated as of the date hereof in its jurisdiction of incorporation.

ARTICLE IV

CONDITIONS

Section 4.01         Effective Date. The effectiveness of this Agreement and the obligation of each Lender to make a Loan on the Effective Date is subject to the satisfaction (or waiver) of the following conditions:

(a)            The Administrative Agent shall have received copies of this Agreement, the Guaranty, the Pledge and Security Agreement, the Intercreditor Agreements, and the Agent Fee Letter, executed and delivered by each applicable Loan Party and each other party thereto.

(b)            The Administrative Agent shall have received, in respect of each Loan Party (other than the Approved Foreign Guarantors), (i) copies of each Organizational Document, and, to the extent applicable, certified as of the Effective Date or a date no earlier than 30 days prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers or directors (as applicable) of such Loan Party; (iii) resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary or other Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent applicable in the relevant jurisdiction) from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated within 30 days of the Effective Date.

(c)            Each document (including any UCC (or similar) financing statement, any agency transfer agreement, any assignments of UCC financing statement and/or any assignments of Intellectual Property security agreement) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, required to be delivered on the Effective Date pursuant to such Security Document, shall be in proper form for filing, registration or recordation by the Required Lenders (or their counsel).

(d)            The Administrative Agent (or its counsel) shall have received a completed Information Certificate dated the Effective Date and signed by a Responsible Officer of each Loan Party (other than any Approved Foreign Guarantor), together with all attachments contemplated thereby.

(e)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(f)             Agents and Lenders and their respective counsel shall have received executed copies of the customary written opinions of (i) Weil, Gotshal & Manges LLP, counsel for Loan Parties, (ii) [reserved], (iii) Husch Blackwell LLP, as special Kansas and Missouri counsel for the Loan Parties, and (iv) Quarles & Brady LLP, as special Arizona counsel for the Loan Parties, each dated the Effective Date, in form and substance reasonably satisfactory to the Required Lenders. It is understood and agreed that (x) no opinion of counsel qualified in any Approved Foreign Jurisdiction shall be required to be delivered on the Effective Date and (y) on or prior to the Post-Closing Security Date, (1) capacity and due authorization opinions in respect of each Approved Foreign Guarantor shall be delivered by counsel to the Loan Parties in the relevant Approved Foreign Jurisdiction and (2) enforceability opinions in respect of each Security Document governed by the laws of an Approved Foreign Jurisdiction, and in respect of the accession of each Approved Foreign Guarantor to the Guaranty, shall be delivered by counsel to the Loan Parties in the relevant Approved Foreign Jurisdiction, in each case subject to the Legal Reservations.

(g)            The Agents, the Lenders and the Lender Advisors shall have received, substantially simultaneously with the funding of the Term Loans (i) all fees required to be paid by the Borrower on the Effective Date pursuant to the Agent Fee Letter, (ii) all fees, premiums and other amounts required to be paid by the Borrower on the Effective Date pursuant to the Fee Letter, and (iii) to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower) reasonable out-of-pocket expenses as previously agreed in writing to be received on the Effective Date.

(h)            On the Effective Date, the Administrative Agent shall have received a Closing Certificate in the form attached as Exhibit G hereto.

(i)             Since December 31, 2025, there has been no Material Adverse Effect (without giving effect to the Transactions).

(j)             On the Effective Date, the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

(k)             The Agents shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by any Agent at least ten calendar days prior to the Effective Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering laws. For the avoidance of doubt, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten Business Days prior to the Effective Date, a certification regarding beneficial ownership in relation to the Borrower as required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”), shall have received such certification at least three Business Days prior to the Effective Date, and the information included in the Beneficial Ownership Certification with respect to any beneficial owner of the Borrower is true and correct in all material respects to the best knowledge of the Borrower.

(l)             Substantially simultaneously with the Borrowing of the Term Loans, the Transactions shall be consummated.

(m)           The Administrative Agent shall have received a fully executed and delivered Borrowing Request in the form attached as Exhibit Q hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that:

Section 5.01         Financial Statements and Other Information.

(a)            AMC will furnish to the Administrative Agent, for distribution to each Lender, beginning with the fiscal year ending December 31, 2026 and thereafter, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year of AMC), an audited consolidated balance sheet and audited consolidated statements of income and cash flows of AMC as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (which comparative form may be based on pro forma financial information to the extent any previous fiscal year includes a period occurring prior to the Effective Date), all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (which report shall not be subject to (A) a “going concern” qualification (but may be subject to a “going concern” exception or explanatory paragraph or like statement or any “emphasis of matter”) (except as resulting from (1) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (2) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) or (B) a qualification as to the scope of the relevant audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of AMC and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b)            commencing with the financial statements for the fiscal quarter ending September 30, 2026, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such fiscal quarter), unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of AMC as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, and setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (which comparative form may be based on pro forma financial information to the extent any previous period includes a period occurring prior to the Effective Date), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of AMC and its Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            [reserved];

(d)            not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth (x) the Total Leverage Ratio as of the most recently ended Test Period and (y) unless the ECF Percentage is zero percent, reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2027, of Excess Cash Flow for such fiscal year;

(e)            [reserved];

(f)             promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange; and

(g)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing, including but not limited to the extent necessary or advisable for any Lender to comply with banking laws and regulations.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of AMC and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of AMC (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of AMC (or any direct or indirect parent of AMC); provided that to the extent such information relates to a parent of AMC, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to AMC and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (which may be by electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting Company Materials on IntraLinks, SyndTrack, Debt Domain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon the Administrative Agent’s or Deutsche Bank’s reasonable request, use commercially reasonable efforts to identify that portion of Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Other than as set forth in the immediately preceding sentence, the Borrower shall be under no obligation to mark any Company Materials “PUBLIC.”

Section 5.02         Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)            the occurrence of any Default; and

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of the Borrower or any of its Subsidiaries, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Information Regarding Collateral.

(a)            The Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Collateral Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party, in the form of its organization or in the location of its chief executive office.

(b)            Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Pledge and Security Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 and 5.12 have been given.

Section 5.04         Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05         Payment of Taxes, Etc. The Borrower will, and will cause each Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06         Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all real and personal property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07         Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Within 30 days after the Effective Date (or such later date as the Required Lenders may reasonably agree), each such policy of insurance maintained by a Loan Party shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender’s loss payable/mortgagee clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lender’s loss payable/mortgagee thereunder.

Section 5.08         Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Subsidiaries, as the case may be. The Borrower will, and will cause the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 5.09         Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including ERISA, Environmental Laws, USA Patriot Act, OFAC, FCPA and the United Kingdom Bribery Act 2010) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The undertakings set forth in this Section 5.09 shall not apply to the extent that they would violate or expose any Loan Party or any of its directors, officers or employees to any liability under any applicable Blocking Law.

Section 5.10         Use of Proceeds. The Borrower will use the proceeds of the Term Loans made on the Effective Date to consummate the Transactions.

Section 5.11         Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), the Borrower will, within 30 days after such newly formed or acquired Subsidiary is formed or acquired (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (unless such Subsidiary is an Excluded Subsidiary), notify the Collateral Agent thereof, and will cause such Subsidiary and the other Loan Parties to take all actions (if any) required to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Collateral Agent shall reasonably agree). Notwithstanding the foregoing, in the case of any Subsidiary that is (or on becoming a Subsidiary Loan Party would be) an Approved Foreign Guarantor, the relevant period shall be the later of 90 days after such notice and the Post-Closing Security Date (or such longer period as the Administrative Agent shall reasonably agree). Furthermore, in case of a Foreign Approved Subsidiary incorporated in Spain that is formed or acquired after the Effective Date, the applicable conditions set forth in Schedule 5.14 (Post-Closing Matters) shall have been satisfied within 60 days after such newly formed or acquired Foreign Approved Subsidiary incorporated in Spain is formed or acquired.

Section 5.12         Further Assurances.

(a)            Subject, in the case of each Loan Party organized in an Approved Foreign Jurisdiction, to the Legal Reservations and the Perfection Requirements, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing, delivery and/or recording of financing statements, pledge notices, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)            If, after the Effective Date, any material assets (including any Material Real Property) with a book value in excess of $15,000,000, are acquired (including, without limitation, any acquisition pursuant to a Delaware LLC Division) by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary or as may be reasonably requested by the Collateral Agent, in each case consistent with the Collateral and Guarantee Requirement, to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

Section 5.13         Ratings. The Borrower will use commercially reasonable efforts to obtain within thirty (30) calendar days after the Effective Date (and use commercially reasonable efforts to maintain thereafter) (a) a public corporate credit rating issued by both (x) S&P and (y) either Moody’s or Fitch (but not to maintain a specific rating) and (b) a public credit rating of the Term Loans made available under this Agreement issued by both (x) S&P and (y) either Moody’s or Fitch (but not to maintain a specific rating).

Section 5.14         Post-Closing Matters. The Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.14 (Post-Closing Matters) within the time periods set forth on such Schedule (or such later dates as the Administrative Agent may reasonably agree).

Section 5.15         [Reserved].

Section 5.16         Change in Business. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

Section 5.17         Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that:

Section 6.01         Indebtedness; Certain Equity Securities.

(a)            The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness of the Borrower and its Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24);

(ii)           Indebtedness

(A)            outstanding on the Effective Date; provided that any Indebtedness in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.01, and any Permitted Refinancing thereof,

(B)            that is intercompany Indebtedness among the Borrower and/or its Subsidiaries outstanding on the date hereof and any Permitted Refinancing thereof,

(C)            [reserved];

(D)            [reserved];

(E)            [reserved];

(F)            (1)           under the Muvico 2L Notes and any Permitted Refinancing thereof; and

 (2)            in an aggregate outstanding principal amount not to exceed the aggregate principal amount of any Indebtedness on the Effective Date pursuant to Section 6.01(a)(ii)(F)(1) and retired by conversion or exchange into or for Qualified Equity Interests of AMC;

(G)            [reserved];

(H)            [reserved];

(I)             [reserved];

(J)             (1) Indebtedness of the Borrower or any Subsidiary Loan Party in the form of second lien bonds, notes or debentures or second lien term loans, in each case that are secured by Liens on the Collateral having equal priority with the Liens securing the Secured Obligations in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate principal amount that can be incurred after giving effect to the incurrence of such Indebtedness (which shall assume that all such Indebtedness is Consolidated First and Second Lien Debt) and the use of proceeds thereof, on a Pro Forma Basis, without causing the First and Second Lien Leverage Ratio to exceed 5.00 to 1.00 for the most recent Test Period then ended, and (2) any Permitted Refinancing thereof; provided, in each case, that (I) such Indebtedness shall comply with the Required Additional Debt Terms      and (II) a Security Representative acting on behalf of the holders of such Indebtedness is or shall have become party to the relevant Intercreditor Agreement(s); provided, further, that, notwithstanding anything to the contrary herein, such Indebtedness or any Permitted Refinancing thereof may be convertible into or exchangeable for Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies (and cash in lieu of fractional shares thereof), either mandatorily or at the option of the holder or issuer thereof;

(K)            Equity-Linked Indebtedness;

(L)            (1) Indebtedness (including the First Lien Term Loan outstanding on the Effective Date) of the Borrower or any Subsidiary Loan Party that is secured by Liens on the Collateral having equal priority with the Liens securing the First Lien Term Loan outstanding on the Effective Date and 2031 First Lien Notes outstanding on the Effective Date and senior priority to the Liens securing the Secured Obligations, in an aggregate principal amount at any time outstanding not to exceed the sum of: (x) $850,000,000 plus (y) the maximum aggregate principal amount that can be incurred after giving effect to the incurrence of such Indebtedness (which shall assume that all such Indebtedness is Consolidated First Lien Debt and the full amounts of any revolving commitments established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Indebtedness made pursuant to the foregoing clause (x) and Section 6.01(a)(xviii) in connection therewith), without causing the First Lien Leverage Ratio to exceed 3.75 to 1.00 for the most recent Test Period then ended, and (2) any Permitted Refinancing thereof; provided, in each case, that (I) such Indebtedness shall comply with the Required First Lien Debt Terms, and (II) a Security Representative acting on behalf of the holders of such Indebtedness is or shall have become party to the relevant Intercreditor Agreement(s); and

(M)           under the 2031 First Lien Notes outstanding on the Effective Date and any Permitted Refinancing thereof;

(iii)          Guarantees by the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that

(A)           such Guarantee is otherwise permitted by Section 6.04,

(B)            no Guarantee by any Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guaranty, and

(C)            if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)          Indebtedness of the Borrower or of any Subsidiary owing to any other Subsidiary or the Borrower to the extent permitted by Section 6.04; provided that all such Indebtedness shall be evidenced by an intercompany note in the form attached hereto as Exhibit H; provided further that all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Loan Document Obligations on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(v)           (A)             Indebtedness (including Finance Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) of the Borrower or any of its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided further that the aggregate outstanding principal amount of any such Indebtedness incurred pursuant to this Section 6.01(a)(v)(A) shall not exceed the greater of (i) $213,000,000 and (ii) 34.5% of Consolidated EBITDA for the Test Period then last ended, and

(B)            any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(vi)          Indebtedness in respect of Swap Agreements (other than Swap Agreements entered into for speculative purposes) solely with respect to energy-related hedge agreements and currency risk that presents an actual risk to the business of the Loan Parties, as determined by the Borrower in good faith;

(vii)         (A)           Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) after the date hereof as a result of a Permitted Acquisition or other Investment, or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition or Investment; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment; provided, further, that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness the First Lien Leverage Ratio is equal to or less than the greater of (I) 3.50 to 1.00 and (II) the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness; and

(B)            any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(viii)        to the extent constituting Indebtedness, obligations under the Intercompany Agreements;

(ix)           Indebtedness representing deferred compensation to employees, consultants and independent contractors of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(x)            Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower (or any direct or indirect parent thereof) permitted by Section 6.08(a);

(xi)           Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)          Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii)         Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries);

(xiv)        Indebtedness of the Borrower and its Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of $179,000,000 and 28.75% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further, that any such Indebtedness that is secured (other than Finance Lease Obligations) shall be secured on a junior basis;

(xv)         Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi)        Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii)       obligations in respect of performance, bid, appeal and surety bonds and performance bonds, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practices;

(xviii)      Indebtedness under a revolving credit facility (including, without limitation, Incremental Revolving Commitment Increases and/or Additional/Replacement Revolving Commitments established in accordance with the First Lien Credit Agreement (as in effect on the Effective Date)) in an aggregate principal amount not to exceed $150,000,000; provided that such Indebtedness shall comply with the Required First Lien Debt Terms;

(xix)         Permitted Subordinated Indebtedness; provided, that

(A)           both immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom;

(B)            the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xix) shall not exceed (x) $287,500,000 plus (y) the maximum aggregate principal amount that can be incurred without causing the Total Leverage Ratio, on a Pro Forma Basis, after giving effect to the incurrence of such Permitted Subordinated Indebtedness, to exceed 5.50 to 1.00;

(C)            the cash interest expense attributable to all Permitted Subordinated Indebtedness incurred hereunder, after giving effect to such incurrence, shall not increase the aggregate cash interest expense attributable to all Permitted Subordinated Indebtedness or other subordinated Indebtedness of the Borrower and its Subsidiaries outstanding as of the Effective Date; and any Permitted Refinancing of Indebtedness incurred pursuant to this clause (xix); and

(D)            such Indebtedness is not guaranteed by any entity that is not a Loan Party;

(xx)          [reserved];

(xxi)         Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 6.01(a), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xxii)        Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(xxiii)       [reserved];

(xxiv)       Permitted Second Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxv)        [reserved];

(xxvi)       [reserved];

(xxvii)      Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate outstanding principal amount of Indebtedness of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxvii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $36,000,000 and 5.75% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further, that any Indebtedness incurred pursuant to this Section 6.01(a)(xxvii) may only be incurred in good faith for bona fide business purposes;

(xxviii)     [reserved];

(xxix)       Indebtedness in the form of Finance Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof;

(xxx)        [reserved];

(xxxi)       [reserved];

(xxxii)      Indebtedness of the Borrower or any Subsidiary Loan Party consisting of:

(A)           secured bonds, notes or debentures (which bonds, notes or debentures shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) or

(B)            secured loans (which loans shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations);

provided, in each case, that

(w)          on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness the Secured Leverage Ratio shall be less than or equal to 5.50 to 1.00,

(x)            such Indebtedness complies with the Required Additional Debt Terms, does not mature prior to the date that is 365 days after the Maturity Date and is incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors, and

(y)            a Security Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s), and any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clauses (A) or (B); provided that any such Permitted Refinancing shall comply with the Required Additional Debt Terms; provided further that such Permitted Refinancing will not mature prior to the date that is 365 days after the Maturity Date; provided further that the cash interest expense attributable to all Permitted Refinancing of Indebtedness incurred under this clause (xxxii) (B) after giving effect to such incurrence, shall not increase the aggregate cash interest expense attributable to all Indebtedness which is secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations of the Borrower and its Subsidiaries as of the Effective Date;

(xxxiii)     [reserved];

(xxxiv)     any Indebtedness pursuant to the Letter of Credit Facility as in effect on the date hereof, and any Permitted Refinancing thereof; and

(xxxv)      all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxiv) above.

(b)            All Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party (or any Guarantee by a Loan Party of Indebtedness owed to a Subsidiary that is not a Loan Party) shall be unsecured and subordinated to the Loan Document Obligations.

(c)            The Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B) in the case of any Subsidiary, (i) preferred Equity Interests or Disqualified Equity Interests issued to and held by the Borrower or any Subsidiary and (ii) preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Effective Date (“JV Preferred Equity Interests”); provided that in the case of this clause (ii), any such issuance of JV Preferred Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxv) above (or any subclause thereof) or from clause (a) to clause (c) of the definition of Incremental Cap, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i); provided, further, if any such portion of such Indebtedness could, based on the financial statements for such Test Period, have been incurred in reliance on Section 6.01(a)(xix) or (xxviii), such portion of such Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(a)(xix) or (xxviii) (in each case, subject to satisfying any other applicable provision of 6.01(a)(xix) or (xxviii)).

If Indebtedness originally incurred in reliance upon a percentage of Consolidated EBITDA, the First Lien Leverage Ratio, the First and Second Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio under any clause of this Section 6.01 is being refinanced under any clause of this Section 6.01 and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred, and permitted to be incurred, under such applicable clause, so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus amounts permitted by the next sentence. Any such refinancing Indebtedness shall be permitted to include additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) in connection with such refinancing.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant.

Section 6.02         Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)            Liens created under the Loan Documents;

(ii)           Permitted Encumbrances;

(iii)          Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that

(A)           such modified, replacement, substitution, renewal, or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and

(B)            the obligations secured or benefited by such modified, replacement, substitution, renewal, or extension Lien are permitted by Section 6.01;

(iv)          Liens securing Indebtedness permitted pursuant to Section 6.01(a)(ii)(J), Section 6.01(a)(ii)(K) and Section 6.01(a)(ii)(L); provided that the applicable holders of such Indebtedness (or a Security Representative thereof on behalf of such holders) shall have entered into the relevant Intercreditor Agreement(s) with respect to such Liens;

(v)           Liens securing Indebtedness permitted under Section 6.01(a)(v) and Section 6.01(a)(xxix); provided that

(A)           such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens,

(B)            such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and

(C)            with respect to Finance Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Finance Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(vi)          leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vii)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(viii)        Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law or under customary general terms and conditions of banks (including the general terms and conditions of banks and savings banks in Germany (Allgemeine Geschäftsbedingungen der Banken und Sparkassen)) encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(ix)           Liens

(A)           on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition),

(B)            consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or

(C)            with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 6.01 in connection with Customary Escrow Provisions financing, and contingent on the consummation of any Investment, Disposition or Restricted Payment permitted by Section 6.04, Section 6.05 or Section 6.08;

(x)            Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary or another Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(xi)           Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Subsidiary that is not a Loan Party in favor of Subsidiary that is not a Loan Party, Liens granted by a Loan Party in favor of any other Loan Party;

(xii)          Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that

(A)           such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary,

(B)            such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and

(C)            the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xiii)         any interest or title of a lessor under leases (other than leases constituting Finance Lease Obligations) entered into by the Borrower or any of its Subsidiaries and rights of landlords thereunder;

(xiv)        Liens arising out of conditional sale, title retention (including extended retention of title (verlängerter Eigentumsvorbehalt)), consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;

(xv)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;

(xvi)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii)       Liens that are contractual rights of setoff

(A)           relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness,

(B)            relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, or

(C)            relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(xviii)      ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xix)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xx)          Liens on the Collateral

(A)           [reserved],

(B)            [reserved],

(C)            securing Indebtedness permitted pursuant to Section 6.01(a)(ii)(M), provided that the applicable holders of such Indebtedness (or a Security Representative thereof on behalf of such holders) shall have entered into the relevant Intercreditor Agreement(s) with respect to such Liens,

(D)            Liens on the Collateral (I) securing Permitted Second Priority Refinancing Debt or (II) securing Permitted Junior Priority Refinancing Debt, provided that the applicable holders of such Indebtedness (or a Security Representative thereof on behalf of such holders) shall have entered into the relevant Intercreditor Agreement(s) with respect to such Liens,

(E)            securing Indebtedness permitted pursuant to Section 6.01(a)(ii)(F), provided that any Liens securing such Indebtedness shall be of the same priority level as (or a more junior priority level than) the Lien securing the Muvico 2L Notes as of the Effective Date; provided, further, that the applicable holders of such Indebtedness (or a Security Representative thereof on behalf of such holders) shall have entered into the relevant Intercreditor Agreement(s) with respect to such Liens,

(F)            [reserved];

(xxi)         other Liens; provided that (A) such Liens (other than Liens securing Finance Lease Obligations) shall rank junior to the Liens securing the Secured Obligations and the holders of the Indebtedness secured by such Liens (or a Security Representative thereof on behalf of such holders) shall have entered into the relevant Intercreditor Agreement(s) with respect to such Liens and (B) at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxi) shall not exceed the greater of $72,000,000 and 11.5% of Consolidated EBITDA for the Test Period then last ended;

(xxii)        Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder (including Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions);

(xxiii)       Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xviii) and any Permitted Refinancing thereof; provided that such Liens rank pari passu with or junior to the Liens on the Collateral securing the Secured Obligations;

(xxiv)       (A)           receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof; and

(B)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(xxv)        Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business and consistent with past practices in accordance with applicable Requirements of Law; provided that any cash collateral provided pursuant to this clause (xxv) shall not exceed $11,500,000;

(xxvi)       Liens on equipment of the Borrower or any Subsidiary granted in the ordinary course of business to the Borrower’s or any Subsidiary’s client at which such equipment is located;

(xxvii)     security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(xxviii)     Liens securing Indebtedness pursuant to the Letter of Credit Facility and any Permitted Refinancing thereof to the extent such obligations are permitted pursuant to Section 6.01(a)(xxxiv);

(xxix)       (A)           Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture; and

(B)            purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures;

(xxx)        with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the title policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Collateral Agent with respect to such Mortgaged Property.

Notwithstanding anything to the contrary in this Agreement, (x) if the Borrower or any Loan Party thereof shall create, incur, assume, or permit to exist any Lien on any of its fee owned real property to secure any Indebtedness of the Borrower or any Subsidiary then such Loan Party shall concurrently therewith grant to the Lenders, equally and ratably with (or prior to) such other Indebtedness, a Lien on the same property and (y) if any Foreign Subsidiaries of the Borrower (other than a Loan Party) shall create, incur, assume, or permit to exist any Lien on its property or revenue to secure any Indebtedness of the Borrower or any such Subsidiary (other than ordinary course Liens, including in connection with customary local working capital facilities, capital leases or government regulations as otherwise permitted hereunder), the Borrower shall concurrently therewith grant to the Lenders, equally and ratably with (or prior to) such other Indebtedness, a Lien on the same property or revenue securing such other Indebtedness.

Section 6.03         Fundamental Changes; Holding Companies. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a)            any Subsidiary may merge, consolidate or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Subsidiaries of the Borrower; provided that when any Subsidiary Loan Party is merging or amalgamating with another Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Loan Party or (B) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Subsidiary is permitted under Section 6.04;

(b)            any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(c)            any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or to the Borrower; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary that is not a Loan Party permitted by Section 6.04;

(d)            the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) such Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) a Successor Borrower shall be an entity organized or existing under the laws of the United States or any political subdivision thereof, (2) a Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to a Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with and is authorized or permitted by this Agreement and the other Loan Documents; provided, further, that (x) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger or consolidation and (y) if the foregoing requirements are satisfied, a Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to provide any such Successor Borrower information to the Administrative Agent and to each Lender through the Administrative Agent that such Lender shall have reasonably determined is required by rules and regulations, including Title III of the USA Patriot Act;

(e)            [reserved];

(f)             any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of the Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(g)            [reserved]; and

(h)            any Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions. (a) The Borrower will not, and will not permit any Subsidiary to, make or hold any Investment, except:

(a)            Permitted Investments at the time such Permitted Investment is made;

(b)            loans or advances to officers, directors and employees of the Borrower and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Borrower (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that Investments made pursuant to clauses (i), (ii) and (iii) hereof are made in the ordinary course of business and consistent with past practices; provided further that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding at any time in reliance on clauses (i), (ii) and (iii) hereof shall not exceed $1,150,000 in the aggregate;

(c)            Investments

(i)            by the Borrower or any Subsidiary in any Loan Party,

(ii)           by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party,

(iii)          by the Borrower or any Subsidiary (including as a result of a Delaware LLC Division) (A) in any Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Effective Date in Subsidiaries that are not Loan Parties in reliance on this clause (c)(iii)(A)  (other than any Investment made in a Subsidiary to fund a Permitted Acquisition) shall not exceed the greater of (x) $72,000,000 and (y) 11.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment, (B) in any Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary, (C) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries that are not Loan Parties (provided that any actual payment by a Loan Party on account of such Guarantee would constitute an Investment in such Subsidiary that is not a Loan Party at the time such payment is made), (D) by the Borrower or any Subsidiary in Subsidiaries that are not Loan Parties so long as such Investment is part of a series of substantially simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties, (E) by any Subsidiary in any Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Subsidiary that is not a Loan Party so long as the Equity Interests (or, as applicable, at least 65% of the Voting Equity Interest and 100% of the non-Voting Equity Interest) of the transferee Subsidiary is pledged to secure the Secured Obligations and (F) by AMC or any Subsidiary (including as a result of a Delaware LLC Division) in the Odeon Group; provided that all such Investments made pursuant to this clause (F) are made (x) solely to fund the business operations of the Odeon Group, (y) in the ordinary course of business and consistent with past practice and (z) not for the purposes of materially reducing the value of the Collateral or disadvantaging the Lenders in respect of their rights as creditors relative to other creditors.

(iv)          [reserved], and

(v)           [reserved].

(d)            Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)            Investments consisting of extensions of trade credit in the ordinary course of business;

(f)             Investments (i) existing or contemplated on the Effective Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that any Investment in excess of $25,000,000 in the aggregate shall only be permitted if set forth on Schedule 6.04(f) and (ii) Investments existing on the date hereof by the Borrower or any Subsidiary in the Borrower or any Subsidiary and any modification, renewal or extension thereof; provided that the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

(g)            Investments in Swap Agreements permitted under Section 6.01;

(h)            promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i)             Permitted Acquisitions; provided that on a Pro Forma Basis after giving effect to the Permitted Acquisition, the First Lien Leverage Ratio is equal to or less than the greater of (x) 3.50 to 1.00 and (y) the First Lien Leverage Ratio immediately prior to giving effect to such Permitted Acquisition.

(j)             the Transactions;

(k)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)             Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)           loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such parent) in accordance with Section 6.08(a);

(n)            other Investments and other acquisitions; so long as at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (A) after the Effective Date (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the greater of $107,000,000 and 17.25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition; provided, that immediately after giving effect to any such Investment no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing;

(o)            [reserved];

(p)            advances of payroll payments to employees in the ordinary course of business;

(q)            Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of AMC; provided that (i) such amounts used pursuant to this clause (q) shall not be applied to increase any other basket hereunder, (ii) any amounts used for such an Investment or other acquisition that are not Equity Interests of AMC shall otherwise be permitted pursuant to this Section 6.04, (iii) such Equity Interests shall not be Disqualified Equity Interests and (iv) such Investment will not result in a Change in Control;

(r)             Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)            non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t)             Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to Section 6.04) under Section 6.01, 6.02, 6.03, 6.05 and 6.08, respectively, in each case, other than by reference to Section 6.04;

(u)            [reserved];

(v)            contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of AMC;

(w)           to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)             [reserved];

(y)            [reserved];

(z)             [reserved];

(aa)          [reserved];

(bb)          [reserved];

(cc)           Investments consisting of advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable; and

(dd)          Investments consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business.

For purposes of determining compliance with this Section 6.04, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (aa) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (aa) (or any sub-clause therein), in a manner that otherwise complies with this Section 6.04.

Section 6.05         Asset Sales. The Borrower will not, and will not permit any Subsidiary to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (including, in each case, pursuant to a Delaware LLC Division) (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

(b)            Dispositions of inventory and other assets in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (and any boot thereon) and for use in a Similar Business;

(d)            Dispositions of property to the Borrower or a Subsidiary (including as a result of a Delaware LLC Division);

(e)            Dispositions permitted by Section 6.03 or 6.06, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08, Liens permitted by Section 6.02, in each case, other than by reference to Section 6.05;

(f)             Dispositions in connection with the Transactions;

(g)            Dispositions of Permitted Investments;

(h)            Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i)             leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(j)             transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)            Dispositions of property to Persons other than the Borrower or any Subsidiary thereof (including (x) the sale or issuance of Equity Interests in a Subsidiary and (y) any Sale Leaseback) not otherwise permitted under this Section 6.05; provided that

(i)            such Disposition is made for Fair Market Value, and

(ii)           except in the case of a Permitted Asset Swap or a Sale Leaseback, with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of the greater of (x) $36,000,000 and (y) 5.75% of Consolidated EBITDA for the most recently ended Test Period, the Borrower or a Subsidiary shall receive not less than 100% of such consideration in the form of cash; provided, however, that for the purposes of this clause (ii), any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

(l)             Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)           Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or otherwise required by a Governmental Authority in connection with a Permitted Acquisition;

(n)            transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o)            Dispositions of property for Fair Market Value not otherwise permitted under this Section 6.05 having an aggregate purchase price in any fiscal year not to exceed the greater of (A) $72,000,000 and (B) 11.5% of Consolidated EBITDA for the most recently ended Test Period at the time of such Disposition;

(p)            [reserved];

(q)            the unwinding of any Swap Obligations or Cash Management Obligations; and

(r)             Dispositions for the purpose of funding (to the extent required) special purpose vehicles or trusts assuming the obligations to fulfill pension obligations of the Borrower and/or any of its Subsidiaries (commonly referred to as “contractual trust arrangements” or “CTA”), including, without limitation, pursuant to sections 7b through 7f of the Fourth Book of the German Social Code (Sozialgesetzbuch IV) or section 8a of the German Partial Retirement Act (Altersteilzeitgesetz).

Notwithstanding anything to the contrary in this Agreement, (x) no Loan Party shall, directly or indirectly, (a) make any Disposition of any Material Property to any Person that is not a Loan Party (which, for the avoidance of doubt, includes any joint ventures), or (b) make any Investment of Material Property in any Person that is not a Loan Party, except in each case for non-exclusive licenses of Intellectual Property on arm’s-length (i.e., market) terms and economics to any Subsidiary in the ordinary course of business for a bona fide business purpose, and (y) no Subsidiary that is not a Loan Party shall own or hold any exclusive license to any Material Property.

Section 6.06         Sale Leaseback. No Loan Party shall, nor shall it permit any of its Subsidiaries to enter into any Sale Leaseback other than (a) in connection with the Intercompany Agreements or (b) Sale Leasebacks entered into after the Effective Date; provided that the aggregate Fair Market Value of all property subject to Sale Leasebacks entered into after the Effective Date pursuant to this clause (b) (measured at the time of each such Sale Leaseback) does not exceed the greater of (x) $72,000,000 and (y) 11.5% of Consolidated EBITDA for the most recently ended Test Period at the time of such Sale Leaseback.

Section 6.07          Negative Pledge. The Borrower will not, and will not permit any Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to restrictions and conditions imposed by:

(a)           (i)             Requirements of Law,

(ii)           any Loan Document,

(iii)          [reserved],

(iv)          any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(ii)(F),

(v)           any documentation governing the First Lien Loans or the 2031 First Lien Notes as in effect on the Effective Date,

(vi)          any documentation governing the Indentures as in effect on the Effective Date,

(vii)         [reserved],

(viii)        any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxviii),

(ix)           any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (viii) above and clauses (x) through (xii) below,

(x)            [reserved],

(xi)           [reserved], and

(xii)          any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(ii)(L) and Section 6.01(a)(ii)(M),

provided that with respect to Indebtedness referenced in (A) clause (viii) above, such restrictions shall be no materially more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (ix) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)            customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)            restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)            customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)            restrictions imposed by any agreement relating to secured Indebtedness not prohibited by this Agreement to the extent such restriction applies only to the property secured by such Indebtedness;

(f)             any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Subsidiary;

(g)            restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Subsidiary and its Subsidiaries;

(h)            restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)             restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)             customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business; and

(k)            customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

Section 6.08         Restricted Payments; Certain Payments of Indebtedness.

(a)            The Borrower will not, and will not permit any Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:

(i)            the Borrower and each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)           Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 6.03 or Section 6.04;

(iii)          [reserved];

(iv)          AMC may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(v)           repurchases of Equity Interests in AMC (or Restricted Payments by AMC to allow repurchases of Equity Interest in any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest;

(vi)          Restricted Payments to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Borrower (or any direct or indirect parent thereof) and their Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that such Equity Interests cannot be sold at any time on any national stock exchange or equivalent, provided further that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, together with the aggregate amount of loans and advances made pursuant to Section 6.04(m) in lieu thereof, shall not exceed $1,150,000 in any fiscal year;

(vii)         Restricted Payments in cash in lieu of payments required pursuant to the Intercompany Agreements;

(viii)        in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments, in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (viii), not to exceed an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (viii) after the Effective Date not to exceed $57,500,000; provided that after giving effect to such Restricted Payment on a Pro Forma Basis, no Event of Default shall have occurred and be continuing;

(ix)           redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)            (a)            payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and

(b)           payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(xi)           the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)          [reserved]; and

(xiii)         payments made or expected to be made by the Borrower or any Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

For purposes of determining compliance with this Section 6.08(a), in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xiii) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (i) through (xiii) (or any sub-clause therein), in a manner that otherwise complies with this Section 6.08(a).

(b)            The Borrower will not, and will not permit any Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i)            payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)           refinancings of Junior Financing with proceeds of other Junior Financing permitted to be incurred under Section 6.01;

(iii)          (x) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies or (y) repayments, redemptions, purchases, defeasances and other payments of Junior Financing from the proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies, the proceeds of which are used to concurrently finance such repayment, redemption, purchase, defeasance or other payment;

(iv)          prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity not to exceed the greater of $72,000,000 and 11.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment; provided, that no Event of Default shall have occurred and be continuing or would result therefrom;

(v)           [reserved];

(vi)          [reserved]; and

(vii)         in connection with the consummation of the Transactions.

For purposes of determining compliance with this Section 6.08(b), in the event that a proposed prepayment, redemption, purchase, defeasance and other payment or conversion or exchange in cash or otherwise in respect of Junior Financings (or a portion thereof) meets the criteria of clauses (i) through (vii) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such prepayments, redemptions, purchases, defeasances and other payments or conversions or exchanges (or portion thereof) between such clauses (i) through (vii) (or any sub-clause therein), in a manner that otherwise complies with this Section 6.08(b).

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Section 6.09         Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with respect thereto with, any of its Affiliates, except:

(i)             (A) transactions with the Borrower or any Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $36,000,000 and 5.75% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction;

(ii)           on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)          the Transactions and the payment of fees and expenses related to the Transactions;

(iv)          issuances of Equity Interests of AMC to the extent otherwise permitted by this Agreement;

(v)           employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business and consistent with past practices or otherwise in connection with the Transactions;

(vi)          payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii)         the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of a Parent Entity (or any direct or indirect parent company thereof), the Borrower and the Subsidiaries in the ordinary course of business and consistent with past practices to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries;

(viii)        transactions pursuant to any agreement or arrangement in effect as of the Effective Date and set forth on Schedule 6.09, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date as determined by the Borrower in good faith);

(ix)           Restricted Payments permitted under Section 6.08 (or Investments made in lieu thereof pursuant to Section 6.04(m));

(x)            customary payments by the Borrower and any of the Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi)           the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of AMC to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of AMC, any of the Subsidiaries or any direct or indirect parent thereof;

(xii)          transactions contemplated by, and permitted under, the Intercompany Agreements;

(xiii)         Affiliate repurchases of the Loans and/or Commitments to the extent permitted hereunder, and the holding of such Loans and the payments and other related transactions in respect thereof;

(xiv)        [reserved];

(xv)          loans, Investments and other transactions by the Borrower and its Subsidiaries to the extent permitted under Article VI; and

(xvi)        loans, advances and other transactions between or among the Borrower, any Subsidiary and/or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of a Parent Entity but for such Parent Entity’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted hereunder.

Section 6.10         Designation of Senior Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, designate any Indebtedness, other than the Loan Document Obligations as “Designated Senior Indebtedness” (or any comparable term enabling the holders thereof to issue payment blockages and exercise other remedies in connection therewith or related thereto) under and as defined in the Indentures and any documentation with respect to any other subordinated Indebtedness of the Borrower and each of its Subsidiaries.

Section 6.11         Modifications to Material Agreements and Organizational Documents.

(a)            The Borrower shall not permit any Intercompany Agreement to be amended, modified, supplemented or otherwise changed in any manner material and adverse to the Lenders in their capacity as such; provided, however, that the Intercompany Agreements may be amended, modified, supplemented or otherwise changed as may be required by law or applicable regulations; provided, further, that nothing in this Section 6.11(a) shall restrict the termination of any Intercompany Agreement at any time in the sole discretion of the Borrower.

(b)            The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or change in any manner that is material and adverse to the interests of the Lenders any term or condition of any of their Organizational Documents.

Section 6.12         Up-Tiering Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into (a) any Up-Tiering Transaction involving Existing LMT Debt or (b) any transaction designed to circumvent this Section 6.12. Notwithstanding anything to the contrary herein, the foregoing limitation shall not apply so long as such New LMT Debt is offered ratably to each directly and adversely affected Lender on the same terms and conditions (excluding any Ancillary Fees) as any Lender (or Affiliate of any such Lender) is offered; provided, that, for the avoidance of doubt, any such opportunity (including any fees (other than Ancillary Fees) available prior to the closing thereof) may be provided in connection with a post-closing syndication of such New LMT Debt.

Section 6.13         Anti-Layering. The Borrower shall not, and shall not permit any of the Loan Parties to, create, incur, assume or otherwise permit to exist any Indebtedness secured by a Lien on any Collateral which Lien ranks (a) junior in priority to any Liens on such Collateral securing any First Lien Obligations and (b) senior in priority to any Lien on such Collateral securing the Secured Obligations, except the Muvico 2L Notes outstanding on the Effective Date solely with respect to the Collateral pledged by the AMC Grantors, subject to the terms of the AMC First Lien/Second Lien Intercreditor Agreement. For the avoidance of doubt, Indebtedness secured by a Lien that is pari passu in priority (or the same Lien as) a Lien securing other Indebtedness but senior to such other Indebtedness in order of application pursuant to any waterfall or similar contractual provision shall be deemed to be secured by a Lien that ranks senior to the Lien that secures such other Indebtedness.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01         Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)            any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Loan Party shall fail to pay any interest on any Loan, or any reimbursement obligation in respect of any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower or any of the Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower) or 5.14 or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)            the Borrower or any of the Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, provided that this paragraph (g) shall not apply to

(i)            secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement),

(ii)           termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or

(iii)          any breach or default that is (I) remedied by the Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans and Commitments pursuant to this Article VII;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking

(i)            liquidation, court protection, reorganization, dissolution, winding-up, arrangement, restructuring, restructuring plan, adjustment, protection, relief or composition or other relief in respect of the Borrower or any Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or

(ii)           the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, administrator, administrative receiver, compulsory manager, monitor or similar official for the Borrower or any Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             the Borrower or any Subsidiary (or Material Subsidiary with respect to clause (i) below) shall

(i)            voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii)           consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section,

(iii)          apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, administrator, administrative receiver, compulsory manager, monitor or similar official for the Borrower or any Material Subsidiary or for a material part of its assets,

(iv)          file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v)           make a general assignment for the benefit of creditors; provided that no Default or Event of Default shall occur or be continuing under clause (h) above or this clause (i) solely as a result of any negotiations and/or any action, proceedings, procedure or step by or in respect of any German Loan Party pursuant to or in connection with the German Stabilization and Restructuring Framework for Companies (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz)) or any similar law in any other country implementing, in whole or in part, Directive (EU) 2019/1023 (Directive on restructuring and insolvency), or

(vi)         make a general assignment for the benefit of creditors;

(j)            one or more enforceable judgments for the payment of money in an aggregate amount in excess of $57,500,000 for the most recently ended Test Period (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Borrower, any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and its Subsidiaries, taken as a whole, to enforce any such judgment;

(k)           (i)           an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect,

(ii)          any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect or

(iii)         the failure by the Borrower to ensure that all pension schemes operated by or maintained for the benefit of the Borrower or any Subsidiary and/or any of their directors and employees and former directors and employees are fully funded, or if applicable sufficient reserves have been made, in line with statutory requirements or the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme), or, where applicable, failure by the Borrower or any Subsidiary to ensure that all mandatory contributions to the statutory pension insolvency insurance, the pensions of pensioners and increases in the pensions of the pensioners as required by any such pension scheme and by statute are paid in full when due;

(l)             to the extent unremedied for a period of 10 Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except

(i)           as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents,

(ii)          as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it (or a sub-agent or gratuitous bailee for the Collateral Agent pursuant to any Intercreditor Agreement) under the Security Documents,

(iii)         as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or

(iv)        as a result of acts or omissions of the Collateral Agent, the Administrative Agent or any Lender;

(m)           any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)           any Guarantees of the Loan Document Obligations by the Borrower or any Subsidiary Loan Party pursuant to the Guaranty shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o)           a Change in Control shall occur; or

(p)           any of the Loan Document Obligations shall cease to be “Senior Indebtedness,” “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under and as defined in the Indentures and any documentation with respect to any other Material Indebtedness that is subordinated Indebtedness incurred pursuant to Section 6.01(a)(xix);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:

(i)           terminate the applicable Commitments, and thereupon the Commitments shall terminate immediately,

(ii)         declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, the Applicable Premium (if any) thereon, and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and

(iii)         [reserved],

in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, the Applicable Premium (if any) thereon, and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and its Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

Without limiting the generality of the foregoing in this Section 7.01, it is understood and agreed that if the Loan Document Obligations are accelerated as a result of an Event of Default (including, but not limited to any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01 or upon the occurrence or commencement of any bankruptcy, insolvency proceeding, receivership or other similar proceeding in respect of any Loan Party (including the acceleration of claims by operation of law)), the Loan Document Obligations that become due and payable shall include the premium (if any) above par, including the Applicable Premium, that would have been due on such date if the Term Loans were optionally prepaid pursuant to Section 2.11(a) on such date, which shall become immediately due and payable by the Borrower and the other Loan Parties and shall constitute part of the Loan Document Obligations as if the Term Loans were being optionally redeemed or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a good faith reasonable estimate and calculation of each Lender’s lost profits and/or actual damages as a result thereof. The Applicable Premium (if any) shall also be automatically and immediately due and payable upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loan Document Obligations in any bankruptcy, insolvency proceeding, receivership or other similar proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy, insolvency proceeding, receivership or other similar proceeding to any Agent, for the account of the Secured Parties in full or partial satisfaction of the Loan Document Obligations. The Applicable Premium (if any) payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Term Loans (and not unmatured interest or a penalty) and the Borrower, and other Loan Parties agree that it is reasonable under the circumstances currently existing. EACH OF THE BORROWER, AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower, and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Borrower, and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) any such Loan Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Applicable Premium or any similar or comparable prepayment fee, and such Loan Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Applicable Premium, and (E) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrower and the other Loan Parties expressly acknowledges that its agreement to pay or guarantee the payment of the Applicable Premium to the Lenders as herein described are individually and collectively a material inducement to Lenders to make available (or be deemed to make available) the Loans hereunder.

Section 7.02        [Reserved].

Section 7.03        Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Collateral Agent in accordance with Section 4.02 of the Pledge and Security Agreement and/or the similar provisions in the other Security Documents.

Section 7.04        Spanish Insolvency Law. After the occurrence of an insolvency event in relation to a Spanish Loan Party or a Loan Party having its centre of main interest (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings) in Spain, if any of the Lenders is held to be a “specially related person” pursuant to article 93 of the Spanish Insolvency Law in relation to article 92.5 thereof (a “Specially Related Lender”), and as a result of which the claims of such Specially Related Lender under this Agreement are considered to be subordinated claims for the purposes of insolvency proceedings (a “Subordinated Claim”), all payments received by the Lenders (other than any Specially Related Lender) not related to Subordinated Claims shall be distributed in their entirety among all of the Lenders with respect to such insolvency proceedings (other than any Specially Related Lender) in proportion to their respective participation and in accordance with the terms set out in this Agreement. In turn, all payments received by a Specially Related Lender related to a Subordinated Claim shall be distributed exclusively to such Specially Related Lender.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 8.01        Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints U.S. Bank Trust Company, National Association to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorizes the Administrative Agent and Collateral Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, by execution hereof, each Lender hereby irrevocably appoints (and, if applicable, agrees to appoint by separate accession agreement) U.S. Bank Trust Company, National Association pursuant to the terms of the Intercreditor Agreement to serve as the Collateral Agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations under the Loan Documents and acknowledges and agrees that the Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to it by the terms of the Intercreditor Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than resignation and Collateral and Guaranty matters) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and none of the Borrower, or any other Loan Party shall have any rights as a third party beneficiary of any such provision. The use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The duties of the Agents shall be mechanical and administrative in nature; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender hereby authorizes and directs (i) each Agent to execute and deliver on behalf of such Lender, and agrees to be bound by, each Loan Document contemplated to be executed and delivered by any Agent in connection herewith or therewith, and (ii) the Administrative Agent to execute and deliver a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) in the form attached as Schedule 2 to the Intercreditor Agreement.

(b)            Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender under the Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including the second paragraph of Section 9.03), as though such co-agents, sub-agents and attorneys-in-fact were the “security agent” under the Loan Documents as if set forth in full herein with respect thereto. In furtherance of the foregoing, the Collateral Agent shall have all of the rights, privileges, immunities and indemnities of the Administrative Agent, and all references in this Article VIII to the Administrative Agent with respect to such rights, privileges, immunities and indemnities shall include the Collateral Agent for such purpose. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to (i) subject to Section 8.10, execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) subject to Sections 8.09 and 9.02, acting at the direction of the Required Lenders, negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, which negotiation, enforcement or settlement will be binding upon each Lender. Solely with respect to any rights, privileges, immunities and indemnities of the Collateral Agent, to the extent of any inconsistency between the Intercreditor Agreement and this Agreement, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall control. Notwithstanding anything herein or in any Loan Document to the contrary, (x) in no event shall the Collateral Agent be liable to the Secured Parties for any Claim (as defined below) occurring, accruing or arising prior to the date of this Agreement; and (y) the powers conferred upon the Collateral Agent under any Security Document are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty on the Collateral Agent to exercise such powers.

(c)            Each Loan Party hereby releases the Administrative Agent and the Collateral Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). To the extent legally possible, each Secured Party (including each Person that becomes a Secured Party after the date hereof) hereby releases each of the Administrative Agent and the Collateral Agent from any applicable restrictions on entering into any transaction as a representative of (i) two or more principals contracting with each other and (ii) one or more principals with whom it is contracting in its own name, including, without limitation, the restrictions set out in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any equivalent restrictions under any applicable law. The Administrative Agent and the Collateral Agent shall, to the extent possible, have the authority to grant an exception from the restrictions of section 181 of the German Civil Code and any equivalent restrictions under any applicable law to any co-agent, sub-agent and attorney-in-fact.

Section 8.02        Rights as a Lender. Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03        Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a)            Shall not have or be deemed to have any fiduciary relationship with any Lender or any other Person, and no implied duties, covenants, functions, responsibilities, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose such Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any debtor relief law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Related Parties in any capacity;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent of, or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 6.04 or (ii) in the absence of its own gross negligence or willful misconduct (the absence of which shall be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment); provided that any action or inaction taken at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary) shall not be deemed gross negligence or willful misconduct;

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f)            shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder or under any other Loan Document;

(g)            shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or Governmental Authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;

(h)            shall not be liable for any action omitted to be taken by it by reason of the lack of direction or instruction for such action (including, without limitation, for refusing to exercise discretion or for withholding its consent in the absence of receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such direction or grant such consent from any such Lender, as applicable). The Administrative Agent and the Collateral Agent shall have no liability for any failure, delay, inability or unwillingness on the part of any Lender or Loan Party to provide accurate and complete information on a timely basis to the Administrative Agent or Collateral Agent, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s or Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof;

(i)            shall not be responsible or have any obligation for (i) perfecting, maintaining, monitoring, preserving or protecting any security interest or Lien granted under this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of financing statements, notices, instruments, documents, mortgages, deeds of trust, agreements, consents or other papers necessary to (1) create, preserve, perfect or validate any security interest granted to the Collateral Agent pursuant to any Loan Document or (2) enable the Collateral Agent to exercise and enforce its rights under any Loan Document, (iii)  the preparation, form, content, sufficiency or adequacy of any such financing statements or other filings, or (iv) providing, maintaining, monitoring or preserving insurance on (including any flood insurance policies or for determining whether any flood insurance policies or flood zone determinations are or should be obtained in respect of the Collateral, which each Lender shall be solely responsible for), or the payment of taxes with respect to, any of the Collateral;

(j)            shall not be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action;

(k)            shall not be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover pro rata from the other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them);

(l)            shall not be obligated to calculate or confirm the calculations of any financial covenants or ratios set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties;

(m)            shall not have any obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by such Agent in such amendment or waiver; and

(n)            shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Competitor;

(o)            notwithstanding anything contained in this Agreement to the contrary, shall have no obligation to determine, calculate or verify, or have any liability in connection with the determination, calculation or verification of any Applicable Premium or any Make-Whole Amount; and

(p)            shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Incremental Cap, MFN Protection, and shall have no obligation to calculate, verify or confirm the amount of any Incremental Cap, MFN Protection or any component thereof.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to either Agent hereunder (including without limitation this Section 8.03) or under any other Loan Document, phrases such as “satisfactory to the Administrative Agent” or “satisfactory to the Collateral Agent,” “approved by the Administrative Agent” or “approved by the Collateral Agent,” “acceptable to the Administrative Agent” or “acceptable to the Collateral Agent,” “as determined by the Administrative Agent” or “as determined by the Collateral Agent,” “in the Administrative Agent’s discretion” or “in the Collateral Agent’s discretion,” “selected by the Administrative Agent” or “selected by the Collateral Agent,” “elected by the Administrative Agent” or “elected by the Collateral Agent,” “requested by the Administrative Agent” or “requested by the Collateral Agent,” and phrases of similar import in any Loan Document that authorize and permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders (or a direction from such other number or percentage of the Lenders as expressly required hereunder or under the other Loan Documents) to take such action or to exercise such rights. Nothing contained in this Agreement or any other Loan Document shall require any Agent to exercise any discretionary acts and any permissive grant of power to any Agent hereunder shall not be construed to be a duty to act.

The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default and stating that such notice is a “notice of default” is received by a responsible officer of the Administrative Agent from the Borrower or a Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The rights, privileges, protections, immunities and benefits given to each Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by such Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as Administrative Agent or Collateral Agent, as applicable, in each of its capacities hereunder and in each of its capacities under any of the Loan Documents whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.04        Reliance by the Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as may be required by any Loan Document in any instance) as it deems appropriate and, if it so reasonably requests, confirmation from the Lenders of their obligation to indemnify it against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. If an Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects such Agent (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of collateral), such Agent is authorized to comply therewith in any manner it deems appropriate and such Agent shall not be liable to any of the parties to the Loan Documents or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 8.05        Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents, co-agents or attorneys-in-fact appointed by the Administrative Agent and the Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent and any such sub-agent, co-agent or attorney-in-fact may perform any and all of their duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII (and the indemnification provisions of Section 9.03) shall apply to any such sub-agent, co-agents or attorneys-in-fact and to the Related Parties of each of the Administrative Agent and the Collateral Agent and any such sub-agent, co-agent or attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent, as applicable. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents, co-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent and the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents, co-agents or attorneys-in-fact.

Section 8.06        Resignation of Agents. The Administrative Agent may resign upon thirty (30) days’ written notice to the Lenders and the Borrower or the Administrative Agent may be removed by the Required Lenders upon written notice to the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), such consent not to be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (the date upon which the retiring Administrative Agent is replaced or removed, the “Resignation Effective Date”).

With effect from the Resignation Effective Date

(1)            the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and

(2)            except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (including, without limitation, the powers granted in Section 8.13 below) (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. If no successor Administrative Agent has been appointed within 30 days after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders, unless the retiring or removed Administrative Agent otherwise agrees in writing, the Administrative Agent’s resignation shall nonetheless become effective and, except as provided in the immediately following sentence, the Required Lenders shall thereafter be authorized to perform all the duties of the Administrative Agent hereunder and under any other Loan Document (and, in connection therewith, shall have all of the rights, privileges, immunities and indemnities of the Administrative Agent under any Loan Document) until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and except for any indemnity payments or other amounts then owing to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 8.06. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents, co-agents and attorneys-in-fact, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.07        Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or Collateral Agent, any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Agent, or any Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.08       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent or Collateral Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, or Collateral Agent or a Lender hereunder.

Section 8.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10        Collateral and Guaranty Matters. No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the applicable Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Agent, either directly or through one or more acquisition vehicles, or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent (either directly or through one or more acquisition vehicles), as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled (at the direction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any or all of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Each Lender party to this Agreement hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents.

Section 8.11        [Reserved].

Section 8.12        Erroneous Payments.

(a)            Each Lender hereby agrees that if the Administrative Agent notifies a Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party (other than any Agent) or other recipient, a “Erroneous Payment Recipient”) in writing that the Administrative Agent has determined in its reasonable discretion that the Administrative Agent or its Affiliates mistakenly transmitted funds to such Erroneous Payment Recipient, as a result of a clerical, mechanical, technological or other error, whether or not known to such Erroneous Payment Recipient (any such funds, whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment Recipient shall promptly, but in no event later than three (3) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). Each Erroneous Payment Recipient agrees not to assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including any defense based on “discharge for value” or any similar theory or doctrine. A notice from the Administrative Agent to any Lender under this Section 8.12(a) shall be conclusive, absent manifest error.

(b)            Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it (or an Erroneous Payment Recipient on its behalf) receives a payment from the Administrative Agent (x) in a different amount or on a different date than the amount or date specified in a notice of payment sent by the Administrative Agent with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent, or (z) that such Lender or Secured Party (or Erroneous Payment Recipient on its behalf) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case, such Lender or Secured Party shall presume that an error has been made (absent written confirmation from the Administrative Agent) and shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

(c)            Each Erroneous Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any amounts at any time owing to such Erroneous Payment Recipient under any Loan Document against any amount due to the Administrative Agent under the preceding clause (a).

(d)            The Borrower and each other Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Erroneous Payment Recipient (and without limiting the Administrative Agent’s rights and remedies under this Section 8.12), the Administrative Agent shall be subrogated to all the rights of such Erroneous Payment Recipient with respect to such amount (such rights, the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party. If the amount of any Erroneous Payment is subsequently recovered by the Administrative Agent or its Affiliates, the Administrative Agent or such Affiliate shall return to the applicable Erroneous Payment Recipient either (x) the Loans acquired pursuant to this clause (d) or (y) if applicable, the proceeds of such Loans. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming or being deemed to be a Lender hereunder or the holder of any Loans hereunder.

(e)            In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees to promptly notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(f)            Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

Section 8.13        Spanish Law Security Documents Matters.

Each of the Secured Parties irrevocably authorizes the Collateral Agent, without obligation at its option and in its discretion and in accordance with the Loan Documents, to, in their name and on their behalf,

(a) execute, deliver and perform (even if it involves delegation or sub-empowerment, substitution, self-contracting (autocontratación), multi-representation or conflict of interest), each of the Loan Documents to which the Collateral Agent, is or is intended to be a party to; and/or

(b) at the written direction of the Required Lenders, on its own or through a sub-agent to (A) enter into and/or raise to the status of a Spanish Public Document any document related to this appointment and, specifically, those deemed necessary or appropriate by the Secured Parties (including, but not limited to, documents of formalization, acknowledgment, confirmation, modification or release, acceptance of any security interest and acceptance of acknowledgment of debts by the Loan Parties), (B) execute, sign, ratify, raise to the status of a Spanish Public Document (including the notarization of any assignment or transfer), modify, restate, novate, amend, extend, totally or partially assign, transfer, fulfill, grant, release, waive or cancel this Agreement, any Spanish law governed Security Document and any other Loan Document; (C) perform any duties or obligations and enforce any rights and powers under this Agreement, any Spanish law governed Security Document or any other Loan Document, as well as any rights or powers in connection therewith; (D) appear before a notary public and accept, execute, amend, assign, transfer or ratify any type of guarantee or security, or irrevocable power of attorney, or any amendment or supplement thereto, whether personal or real, granted in favor of the Secured Parties under the Loan Documents (whether in its own capacity or as agent of other parties) over any and all shares, rights, receivables, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the Required Lenders may agree, and/or sign any Spanish Public Documents that the Required Lenders may deem fit; (E) ratify any such private or Spanish Public Document in the name or on behalf of the Secured Parties; (F) execute any and all deeds, documents, and carry out any and all acts and things, required in connection with the execution of any Loan Documents, or the execution of any further Spanish Public Document of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the power granted in this Section 8.13; (G) execute in the name of any of the Secured Parties any novation, amendment or ratification to any Loan Document and appear before a notary public and raise into the status of a Spanish Public Document such documents; and (H) carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement or any other Loan Document, including, but not limited to, the granting of any public and/or, private document and/or any action required for the purposes of enforcing in Spain any Security Document or any Spanish law governed Security Document. The powers conferred upon each Agent in this Section 8.13 are solely to protect the Secured Parties’ interests in the Collateral and shall not impose on any Agent any duty to exercise such powers

Each Secured Party undertakes to the Collateral Agent that, promptly upon request, such Secured Party will ratify and confirm all transactions entered into and other actions by the Collateral Agent (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder. It is hereby agreed that the relationship of the Secured Parties to the Collateral Agent in relation to any Spanish law governed Security Document shall be construed as one of principal and agent. The Collateral granted under the Spanish law governed Security Documents will be granted in favor of each and every Secured Party (represented or acting through the Collateral Agent, in its condition as collateral agent, by means of the faculties included herein) to secure the Secured Obligations (expressly excluding any parallel debt structure) and shall not be held on trust unless expressly permitted by law. Nevertheless, the Collateral Agent shall be entitled to accept the Collateral granted under the Spanish law governed Security Documents in the name and on behalf of the Secured Parties by virtue of the powers (mandato) granted in this Section 8.13.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(a)            If to the Borrower, to:

AMC Entertainment Holdings, Inc
One AMC Way
11500 Ash Street, Leawood, KS 66211
Attention: General Counsel
Fax: (816) 480-4700Email: egladbach@amctheatres.com

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201-6950
Attention: Vynessa Nemunaitis
Email: vynessa.nemunaitis@weil.com

(b)            If to the Administrative Agent or Collateral Agent, to:

U.S. Bank Trust Company, National Association
214 N. Tryon Street
Charlotte, NC 28202
Attn: James A. Hanley
Email: james.hanley1@usbank.com and loan.agency@usbank.com

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Gregg Bateman, Esq.
Email: bateman@sewkis.com

(c)            [Reserved]; and

(d)            If to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

The Borrower may change its address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Each Loan Party agrees that the Administrative Agent may make notices and other communications available to the Lender Parties by posting the notices or communications on the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. Neither the Administrative Agent nor any of its Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind whether or not based on strict liability and including, without limitation, direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Company Materials or notices or communications through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have been found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as applicable. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Communication or otherwise required for the Platform. In no event shall any Agent or any Agent Party have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems. Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any notices, communications and Company Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies. All uses of the Platform shall be governed by and subject to, in addition to this Section 9.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

Section 9.02        Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)            Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, (y) in the case of the Fee Letter, pursuant to an agreement or agreements in writing entered into by the Borrower and Deutsche Bank, or (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case (other than the Fee Letter) with the consent of or at the direction of the Required Lenders, provided that no such agreement shall

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c);

(iii)            postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan hereunder or under the applicable Refinancing Amendment or Loan Modification Agreement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or add or change any grace period under Sections 7.01(a) or 7.01(b) (with respect to the payment of any interest), without the written consent of each Lender directly and adversely affected thereby;

(iv)            change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of each Lender with respect to each Class directly and adversely affected thereby;

(v)            lower the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi)            (A) release all or substantially all the value of the Guarantees under the Guaranty (except as expressly provided in the Loan Documents) without the written consent of each Lender or (B) amend, modify, terminate or waive the last paragraph of Section 9.15 without the written consent of each Lender;

(vii)           release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents);

(viii)         change the currency in which any Loan is denominated, without the written consent of each Lender directly affected thereby;

(ix)            change (A) any of the provisions of Section 7.03, or Section 4.02 of the Pledge and Security Agreement and/or the similar “waterfall” provisions in the other Security Documents referred to therein or (B) Section 2.18(c), in each case without the written consent of each Lender;

(x)            (A) amend, modify, terminate or waive Section 6.01(a)(iv) without the written consent of each Lender or (B) permit the issuance or incurrence of any Indebtedness (including, for the avoidance of doubt any “debtor-in-possession” facility pursuant to Section 364 of the Bankruptcy Code (or similar financing under applicable law) and no Lender or the Agent shall consent to the incurrence of such facility) with respect to which all or any portion of the Loan Document Obligations would be subordinated in right of payment or Liens on all or substantially all of the Collateral securing the Loan Document Obligations would be subordinated (any such other Indebtedness to which the Loan Document Obligations are subordinated in right of payment or such Liens securing any of the Loan Document Obligations are subordinated, “Specified Indebtedness”), unless each Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the principal amount of the Loan Document Obligations held by each Lender that are adversely affected thereby) of the Specified Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to any providers (or their Affiliates) of the Specified Indebtedness and to the extent such adversely affected Lender decides to participate in the Specified Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Specified Indebtedness afforded to the providers of the Specified Indebtedness (or any of their Affiliates) in connection with providing the Specified Indebtedness without the written consent of each Lender; provided, that, for the avoidance of doubt, any such opportunity (including any fees (other than bona fide backstop fees) available prior to the closing thereof) may be provided in connection with a post-closing syndication of the Specified Indebtedness;

(xi)           amend, modify or waive any provision of the Loan Documents in a manner that would permit any Subsidiary to be designated as an “Unrestricted Subsidiary” or permit the transfer of any assets (including by Disposition, Investment or Restricted Payments) to “Unrestricted Subsidiaries” or otherwise permit the creation or existence of, or transfer of any assets (including by Disposition, Investment or Restricted Payments) to, a Subsidiary otherwise not subject to the provisions of the Loan Documents (it being acknowledged that no Subsidiary is an “Unrestricted Subsidiary” hereunder as of the Effective Date) without the written consent of each Lender;

(xii)          authorize additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds without the written consent of each Lender;

(xiii)          amend, modify, terminate or waive the last paragraph of Section 6.05 or Section 6.12 without the written consent of each Lender;

(xiv)         permit the receipt by the Borrower or any of its Subsidiaries of any non-cash consideration (or any consideration deemed to be cash consideration) except as permitted under this Agreement as of the Effective Date without the consent of each Lender;

(xv)          amend, modify or waive the definition of “Maturity Date” without the written consent of each Lender;

(xvi)         any waiver, amendment or modification to any provision requiring all Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party to be unsecured and subordinated without the written consent of each Lender; and

(xvii)        amend, modify or waive Section 9.04(g) or any other provision hereof with respect to the assignment or other transfer of any interest in Loans through open market purchases (including privately negotiated transactions) without the written consent of each Lender.

provided, further, that

(A)            no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or Collateral Agent, as the case may be, including, without limitation, any amendment of this Section,

(B)            any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, error, defect or inconsistency and

(C)            any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing,

(a)            subject to subsection (b) above (including clause (xiii) thereof), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(b)            this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent and the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Collateral Agent, in each case required to create in favor of the Collateral Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent (at the direction of the Required Lenders) promptly upon such request) and

(c)            upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (at the direction of the Required Lenders) without the need to obtain the consent of any other Lender to include any such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(c)            In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that

(i)            the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld,

(ii)            such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and

(iii)            unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)            In the event a Spanish Loan Party enters into any of the arrangements in the context of an insolvency proceeding affecting that Loan Party incorporated in Spain, the parties hereto acknowledge and agree that the liabilities of the remaining guarantors (both under the Guarantees and as Collateral providers) in respect of the insolvent Loan Party incorporated in Spain shall not be affected in any way by such voluntary arrangement even if any of the Lenders voted in favor of, or acceded to, the relevant voluntary arrangement, unless otherwise provided by law.

(e)            Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement in form and substance consistent with the terms hereof.

Section 9.03        Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, Deutsche Bank, and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of (w) counsel for the Administrative Agent and the Collateral Agent, (x) counsel for Deutsche Bank (so long as Deutsche Bank is a Lender) (which shall be the Lender Advisor), (y) to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction or such additional local counsel retained with the Borrower’s consent, in each case for the Administrative Agent and the Collateral Agent, and (z) to the extent reasonably determined by Deutsche Bank to be necessary, one local counsel in each applicable jurisdiction or such additional local counsel retained with the Borrower’s consent, in each case for Deutsche Bank (so long as Deutsche Bank is a Lender), and, to the extent retained with the Borrower’s consent, consultants, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (including the costs of any Spanish Public Document) and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent and counsel for the Lenders, in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to (1) one firm of counsel for the Agents, (2) one firm of counsel for the Lenders taken as a whole (which, with the consent of the Lender Advisor, shall be the Lender Advisor), (3) one local counsel for the Agents in each applicable jurisdiction, (4) one local counsel for the Lenders taken as a whole in each applicable jurisdiction, and (5) in the case of a conflict of interest, one additional counsel per affected party.

(b)            The Borrower shall indemnify each Agent, Deutsche Bank, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, actions, suits, investigations, inquiries, liabilities (including legal fees, notarial costs, translation fees, the costs of any Spanish court clerk (procurador) (even if their intervention is not mandatory), court costs (costas procesales) and registration fees and the costs of any authorized copy with enforcement effect of any Spanish Public Document, and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel for the Agents and their related Indemnitees, one counsel for the Lenders and their related Indemnitees (which, with the consent of the Lender Advisor, shall be the Lender Advisor), one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for the Agents and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all other Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability, related to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from (x) the gross negligence, or willful misconduct of such Indemnitee or its Related Parties, or (y) solely with respect to an Indemnitee other than the Agents or any Agent’s Related Parties, the bad faith or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) any dispute between or among Indemnitees that does not involve an act or omission by the Borrower or any of the Subsidiaries except that each Agent and any Agent’s Related Parties shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i)(x) applies to such Person at such time. This Section 9.03(b) should not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent (or any of such Agent’s Related Parties) under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to indemnify and pay to each Agent and each Agent’s Related Parties, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, and to reimburse and indemnify each Agent and each Agent’s Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or Agent’s Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by any Agent under this Agreement or any of the other Loan Documents, and the reasonable fees, charges and disbursements of any counsel for the Agents in connection with the foregoing; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, charges, costs, expenses, or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.

(d)            To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, (x) as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, or (y) solely with respect to an Indemnitee other than the Agents or any Agent’s Related Parties, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the material breach of the documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)            All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

(f)            The agreements in this Section 9.03 shall survive the termination of this Agreement, the payment of all other amounts owing hereunder and the resignation or removal of any Agent.

Section 9.04        Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)             Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any assignment to a Competitor shall require the prior written consent of the Borrower (it being understood that no consent of the Borrower shall be required for any other assignment).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $100,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing,

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment or Loan assigned, provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and

(E)            [reserved].

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, Deutsche Bank, and, solely with respect to its Loans or Commitments, any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(vi)            The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)           (i)             Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, it being understood that any tax forms required by Section 2.17(f) shall be provided solely to the Lender that sold the participation) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(b) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).

(iii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d)            Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f)            [reserved].

(g)            Assignments of Term Loans to any Purchasing Borrower Party shall be permitted through open market purchases (including privately negotiated transactions) and/or “Dutch auctions”, so long as (x) any offer to purchase or take by assignment (other than through open market purchases (including privately negotiated transactions)) by such Purchasing Borrower Party shall have been made to all Term Lenders and (y) in connection with any assignment through open market purchases (including privately negotiated transactions), the only consideration furnished by or on behalf of such Purchasing Borrower Party shall be Qualified Equity Interests in AMC or cash (other than proceeds of the substantially concurrent incurrence of Indebtedness (other than Specified Buy-Back Indebtedness)), or any combination thereof, and, in each case under clauses (g)(x) or (y), so long as (i) no Event of Default has occurred and is continuing and (ii) the Term Loans purchased are immediately and automatically canceled.

(h)            Upon any contribution of Loans to the Borrower or any Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be canceled and retired by the Borrower on the date of such contribution or purchase and with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation, together with the payment of a processing fee of $3,400 (which processing fee may be waived by the Administrative Agent in its sole discretion), and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(i)            The Parties irrevocably agree that, in accordance with Article 1,528 of the Spanish Civil Code, in the event of any assignment made pursuant to and in accordance with this Section, the Guarantees and the Collateral created under any Spanish law Security Document shall be deemed to have been automatically transferred (notwithstanding the relevant formalities required to perfect such transfer in any jurisdiction, if any) to the relevant assignee, as new Lender. At the reasonable request of the Administrative Agent, each of the assignee Lender and the assigning Lender (at their own cost) shall promptly raise the duly completed Assignment and Assumption to the status of a Spanish Public Document.

Section 9.05        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the occurrence of the Termination Date or the resignation or removal of any Agent.

Section 9.06        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07        Severability .. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08        Right of Setoff . If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09        Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and any dispute, claim, counterclaim, or cause of action (whether in contract, tort or otherwise and whether at law or in equity) arising hereunder or relating hereto shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower, any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)            Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12        Confidentiality.

(a)            Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(i)            to their and their Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, the Collateral Agent, or the relevant Lender, as applicable),

(ii)            (x) to the extent requested by any regulatory authority (including any self-regulatory authority), required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; provided that,

(A)            in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and

(B)            in the case of clause (y) only, each Lender and the Administrative Agent shall use its commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries,

(iii)           to any other party to this Agreement,

(iv)           subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to

(A)            any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(B)            any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents or other transaction under which payments are to be made by reference to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, this Agreement or payments hereunder,

(v)            with the consent of the Borrower, in the case of Information provided by the Borrower or any other Subsidiary,

(vi)            to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower,

(vii)          to any ratings agency or the CUSIP Service Bureau on a confidential basis, or

(viii)         to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, each of the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person. Deutsche Bank may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Effective Date, in the form of “tombstone” or otherwise describing your name and the amount, type and closing date of the Transactions, all at Deutsche Bank’s expense.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)            EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13        USA Patriot Act. Each Lender that is subject to the USA Patriot Act and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act and the Beneficial Ownership Regulation.

Section 9.14        Judgment Currency.

(a)            If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)            The obligations of the Borrower or any other Loan Party in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which such Lender is able to purchase Dollars with the amount of the judgment currency actually received by such Applicable Creditor. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder and the earlier resignation or removal of any Agent.

Section 9.15        Release of Liens and Guarantees. Subject to the final paragraph of this Section 9.15, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by (and to the extent constituting Excluded Assets, upon the request of the Borrower, the Equity Interests of) such Subsidiary Loan Party shall be automatically released, upon the request of the Borrower, upon any Subsidiary Loan Party becoming an Excluded Subsidiary.

Upon (i) any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guaranty, in each case of this clause (ii), pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall prepare and reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by any Agent. The Lenders irrevocably authorize the Administrative Agent and Collateral Agent to (i) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02 (v) or (viii)(A) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably satisfactory to the Administrative Agent and Collateral Agent (acting at the direction of the Required Lenders) and (ii) subordinate any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement affecting the Mortgaged Property provided such lease, easement, right of way or similar agreement is permitted by Section 6.02.

Notwithstanding the foregoing, no Guarantor will be released from its guarantee or become an Excluded Subsidiary, including as a result of ceasing to be wholly-owned, unless (i) at the time such Guarantor ceases to be wholly-owned or otherwise becomes an Excluded Subsidiary, the primary purpose of such transaction was not to evade the guarantee requirements hereof, (ii) the transaction by which such Guarantor ceases to be wholly-owned or otherwise becomes an Excluded Subsidiary was consummated on an arms’ length basis with an unaffiliated third party and (iii) such transaction otherwise complies with the terms of this Agreement (with the Borrower being deemed to have made an Investment in such resulting non-Guarantor Subsidiary or Excluded Subsidiary at the time of such transaction, and such Investment being subject to Section 6.04).

Notwithstanding anything in this Agreement (including this Section 9.15) or any other Loan Document to the contrary, in no event shall any Agent be required to authorize or execute any document or instrument evidencing any subordination or release of Liens unless it shall have first received a certificate of a Responsible Officer of such Loan Party certifying that the execution and delivery of such document or instrument or the action effectuating such subordination or release of Liens, as applicable, is authorized and permitted by this Agreement and the other Loan Documents. Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate any Liens pursuant to this Section 9.15.

Section 9.16        No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Each Agent, Lender and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.

Section 9.17        Spanish Executive Proceedings.

(a)            The parties hereto agree that this Agreement, the Guaranty, any Spanish law governed Security Document and, if requested by the Administrative Agent (at the direction of the Required Lenders) any other Loan Document to which a Loan Party incorporated in Spain is a party, and any accessions, amendments, extensions and/or assignments thereto, will be formalized in a Spanish Public Document in accordance with the terms of this Agreement or such other document for the purposes of Article 517 of the Spanish Civil Procedural Law. Each Spanish Public Document will: (a) have the effects established under Articles 517 et seq. of the Spanish Civil Procedural Law and (b) if necessary, for the purposes of Article 571 et seq. of the Spanish Civil Procedural Law, include an authorization in favor of the Administrative Agent to determine the amounts due and payable under the Loan Documents that may be claimable in an executive proceeding. Each party hereto hereby expressly authorizes the Administrative Agent to request and obtain from the Spanish notary public before whom any Loan Document has been formalized, a copy with enforcement effects (copia autorizada con carácter ejecutivo) of any notarized Loan Document. The costs of issuance of first copies of any Loan Document shall be borne by the Borrower or a Loan Party. The cost regarding the issuance of any additional copies shall be borne by the party requesting such additional copies.

(b)            Upon enforcement, the sum payable by any Loan Party party to a Spanish law governed Security Document shall be the amounts set forth in the Register in accordance with the terms hereof, as provided by the Administrative Agent. For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of the Spanish Civil Procedural Law.

(c)            For the purpose of the provisions of Article 571 et seq. of the Spanish Civil Procedural Law, it is expressly agreed that the determination of the debt to be claimed through the executive proceedings shall be effected by the Administrative Agent by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Administrative Agent it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement, (ii) a notarial certificate, if necessary, for the purposes described in paragraph (e) below, (iii) the notarial document (acta notarial) which incorporates the certificate issued by the Administrative Agent of the amount due by the Loan Parties party to a Spanish law governed Security Document, including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Loan Parties party to a Spanish law governed Security Document has been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iv) a notarial document (acta notarial) evidencing that the Borrower has been served notice of the amount that is due and payable.

(d)            Paragraph (c) above is also applicable to any Lender with regard to its Commitment. Such Lender may issue an appropriate certification of the balances of the relevant account(s) referred to in paragraph (b) above and certification of the balances of such accounts shall be legalized by a notary.

(e)            The amount of the balances so established shall be notified to the Borrower in an attestable manner at least five (5) days in advance of exercising the executive action set out in paragraph (c) or (d) above, as applicable.

(f)            Upon enforcement, the Loan Parties party to a Spanish law governed Security Document hereby expressly authorize each Agent (and each Lender, as appropriate) to reasonable request and obtain certificates and documents issued by the notary who has formalized this Agreement (or any substitute) to evidence its compliance with the entries of the notary’s registry-book and the relevant entry date for the purpose of number 4 of Article 517 of the Spanish Civil Procedural Law. All reasonable cost and expenses of such certificate and documents will be for the account of the Loan Parties.

(g)            For the purposes of Article 540.2 of the Spanish Civil Procedural Law, the Loan Parties party to a Spanish law-governed Security Document acknowledge and accept that, provided that the relevant assignment, transfer or other change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or other change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of provision of the Register to such court by the Administrative Agent (acting at the direction of the Required Lenders) confirming the identity of such Lenders as of the relevant time and, therefore, those Persons who are so identified as Lenders in the Register shall be able and empowered in all respects to initiate, whether directly or through any Agent (or duly appointed sub-agents, co-agents or attorneys-in-fact), any enforcement in Spain through procedimiento ejecutivo without further evidence being required.

Section 9.18        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.20        Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.21        Use of Name, Logo, Etc. Except for the use of the Borrower’s names and logos by the Agent in connection with the Transactions, the Transactions or in customary new business presentations in the ordinary course of business, no Agent or arranger shall otherwise use the Borrower’s names, product photographs, logos or trademarks in any publication unless the Borrower provides written authorization (not to be unreasonably withheld) for such use of the Borrower’s names, product photographs, logos or trademarks, and any such authorization shall be subject to such quality control requirements, usage instructions and guidelines in relation thereto that may be in effect from time to time or other instructions by the Borrower in writing.

Section 9.22        Spanish Formalities.

(a)            Notarization. Each of the parties hereto irrevocably and unconditionally authorizes any of them to raise this Agreement (and any amendment, novation or supplement hereto) into the status of a Spanish Public Document before a Spanish notary public, so that it may be enforced in Spain as an título ejecutivo under Article 517.2.4º of the Spanish Civil Procedural Law. Each of the parties irrevocably and unconditionally agrees that such notarization does not require any prior consent of any party hereto.

(b)            Determination of Outstanding Amount. To the extent necessary for any enforcement proceedings in Spain, the parties agree that the outstanding amount of the Secured Obligations at any given time shall be determined in accordance with the books, records and accounts of the Administrative Agent, and a certificate from the Administrative Agent specifying such amounts shall constitute sufficient evidence of the amount owed for the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, subject to the rights of the debtor to challenge such amounts in accordance with applicable law.

(c)            Accreditation of Assignments. In the event that enforcement proceedings are commenced in Spain by any assignee of a Lender, such assignee may accredit its status as creditor for the purposes of Article 540.2 of the Spanish Civil Procedural Law by presenting, among others, a copy of the relevant Assignment and Assumption, duly notarized as a Spanish Public Document or apostilled in accordance with the Hague Convention of 5 October 1961.

Section 9.23        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

AMC ENTERTAINMENT HOLDINGS, INC., as the Borrower

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

[AMC – Second Lien Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Alexandra Rhyne
	Name:	Alexandra Rhyne
	Title:	Vice President

[AMC – Second Lien Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH
(solely with respect to the Distressed Products Group), as a Lender

By:	/s/ C.J. Lanktree
	Name:	C.J. Lanktree
	Title:	Managing Director

By:	/s/ Mark Doria
	Name:	Mark Doria
	Title:	Managing Director

[AMC – Second Lien Credit Agreement]